Filed Pursuant to Rule 424(b)(2)
Registration No. 333-208160

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of registration fee(1)
Common Shares of Pampa Energía S.A. (2)(3)	100,000,000	U.S.$0.86	U.S.$86,000,000	U.S.$8,660.20

(1) The registration fee is calculated in reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

(2) Each ADS represents 25 common shares. ADSs evidenced by American Depositary Receipts issuable on deposit of common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-161066) effective on August 14, 2009.

(3) Includes common shares that may be offered by any selling shareholders referred to herein, including pursuant to any over-allotment options.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 23, 2015)

86,956,525 Common Shares

PAMPA ENERGÍA S.A.

Common Shares in the form of American Depositary Shares

We, Pampa Energía S.A., a sociedad anónima organized under the laws of the Republic of Argentina, are issuing 381,548,564 shares of common stock, par value Ps.1.00 per share (referred to as “common shares”), upon the exercise of the warrants (referred to as the “warrants”) originally issued to certain of our principal directors and key executives (referred to as the “original warrants holders”) and subsequently assigned to corporations (referred to as the “selling shareholders”) wholly-owned by the original warrants holders. Each of the warrants entitles its holder to purchase one common share at a price of U.S.$0.27 per common share. See “The Offering—Warrants.”

86,956,525 common shares are being offered hereby in the form of American Depositary Shares (the “ADSs”) in the United States and elsewhere outside Argentina. Each ADS represents 25 common shares. The ADSs may be evidenced by American Depositary Receipts (“ADRs”). The ADSs  being offered in this offering represent only a portion of the common shares underlying all of the outstanding warrants. ADSs that are not sold in this offering will be delivered to the selling shareholders.

The selling shareholders will use the net proceeds from this offering to pay the exercise price of all of the outstanding warrants and cover all transaction costs, expenses and fees, including in connection with the registration of the common shares and ADSs. Any remaining net proceeds from the sale of ADSs pursuant to this offering will be delivered to the selling shareholders. Other than the exercise price of the warrants, we will not receive any proceeds from any sales of the ADSs. The aggregate exercise price of the warrants is U.S.$ 103,018,112.28 payable to us, at the option of the selling shareholders, in Pesos in Argentina at the official U.S. Dollar/Peso seller’s exchange rate reported by Banco de la Nación Argentina (“Banco Nación”) on the day immediately preceding the payment of the exercise price. See “Exchange Rates.”

The ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “PAM” and the common shares are listed on the Mercado de Valores de Buenos Aires (“MERVAL”) under the symbol “PAMP.” On November 24, 2015, the last reported sale price of the ADSs on the NYSE was U.S.$22.53 per ADS and the last reported sale price of the common shares on the MERVAL was Ps.13.00 per share.

The selling shareholders are granting the underwriter an option exercisable at any time for 30 days following the date of the underwriting agreement relating to the offering described herein, to purchase up to additional 13,043,475 common shares in the form of ADSs, at the public offering price, less the underwriting discounts and commissions.

Investing in the common shares and ADSs involves risks that are described in the ‘‘Risk Factors’’ section beginning on page 10 of this prospectus supplement and page 4 of the accompanying prospectus, as well as in the documents incorporated by reference herein.

	Per Share	Shares	Per ADS	ADS
Public Offering Price	U.S.$0.86	U.S.$74,782,611.50	U.S.$21.50	U.S.$74,782,611.50
Underwriting discount(1)	U.S.$0.0258	U.S.$2,243,478.35	U.S.$0.645	U.S.$2,243,478.35
Proceeds, before costs and expenses, to Pampa Energía S.A.(2)	U.S.$ 0.27	U.S.$103,018,112.28	U.S.$6.75	U.S.$ 103,018,112.28

(1) Applied to any sale of ADSs pursuant to this offering. The selling shareholders have also agreed to reimburse the underwriter for costs and expenses incurred in relation with this offering.

(2) The selling shareholders expect to use the net proceeds from this offering to pay the exercise price of the warrants in Pesos at the official U.S. Dollar/Peso seller’s exchange date reported by Banco Nación on the day immediately preceding the payment of the exercise price. Any excess net proceeds from this offering will be delivered to the selling shareholders. See “Exchange Rates.”

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the common shares or the ADSs or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The ADSs will be ready for delivery on or about December 1, 2015.

BofA Merrill Lynch

The date of this prospectus supplement is November 24, 2015.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	2
PAMPA ENERGÍA	3
RISK FACTORS	4
USE OF PROCEEDS	7
DESCRIPTION OF COMMON SHARES	8
DESCRIPTION OF ADSs	16
TAXATION	23
SELLING SHAREHOLDERS	28
PLAN OF DISTRIBUTION	29
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
VALIDITY OF SECURITIES	31
ENFORCEABILITY OF CIVIL LIABILITIES	32
WHERE YOU CAN FIND MORE INFORMATION	33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	34

We are responsible for the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, the selling shareholders nor and the underwriter have authorized any other person to provide you with different information, and we take no responsibility for any other information that other parties may provide you. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are making this offer to sell common shares in the form of ADSs only in any jurisdiction where the offer or sale are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

THIS PROSPECTUS SUPPLEMENT IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE ARGENTINE COMISIÓN NACIONAL DE VALORES (THE NATIONAL SECURITIES COMMISSION, OR “CNV”).  THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY.  THE SECURITIES MAY NOT BE OFFERED OR SOLD OR BE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, NOR MAY IN ANY OFFERING MATERIAL RELATING TO THE SECURITIES BE CIRCULATED OR DISTRIBUTED  TO THE GENERAL PUBLIC OR SPECIFIC SECTORS OR GROUPS IN ARGENTINA, ABSENT AN AVAILABLE EXCEPTION UNDER THE ARGENTINE CAPITAL MARKETS LAW NO. 26,831,  AS AMENDED.  IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY ARGENTINE CITIZEN WHO MAY ACQUIRE SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

ii

PRESENTATION OF INFORMATION

In this prospectus supplement, we use the terms “we,” “us,” “our,” the “registrant” and the “Company” to refer to Pampa Energía S.A. All references to “Argentina” are references to the Republic of Argentina.

Financial Information

Our audited consolidated financial statements as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 are included in our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on May 12, 2015 (the “2014 20-F”), which is incorporated by reference in this prospectus supplement. We refer to these financial statements as the “2014 consolidated financial statements”. These consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), which we refer to as IFRS. These consolidated financial statements were audited by Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) for purposes of filing with the SEC.

We have also incorporated by reference in this prospectus supplement our unaudited condensed consolidated interim financial statements as of September 30, 2015 and for the nine-month periods ended September 30, 2015 and 2014 (which we refer to as the “September 2015 interim financial statements”), which were not audited and were prepared in accordance with International Accounting Standard (IAS) 34 “Interim Financial Reporting”. Our September 2015 interim financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with our 2014 consolidated financial statements. In the opinion of our management, the September 30, 2015 interim financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of this financial information in a manner consistent with the presentation made in our 2014 consolidated financial statements included in the 2014 20-F.

With respect to our September 2015 interim financial statements, Price Waterhouse & Co. S.R.L. reported that they applied limited review procedures in accordance with professional standards for a review of such information. However, their separate report dated November 19, 2015 incorporated by reference herein, states that they did not audit and they do not express an opinion on such unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.

Certain figures included in this prospectus supplement (including percentage amounts) have been subject to rounding adjustments. Accordingly, certain totals may therefore not precisely equal the sum of the numbers presented.

Exchange Rate

In this prospectus supplement, except as otherwise specified, references to “U.S.$” and “Dollars” are to U.S. Dollars, and references to “Ps.”, “AR$” and “Pesos” are to Argentine Pesos.  Solely for the convenience of the reader, we have converted certain amounts included or incorporated by reference in this prospectus supplement from Pesos into Dollars using, for the information provided as of December 31, 2014, the official seller exchange rate reported by Banco Nación, as of December 31, 2014 of U.S.$1.00 = Ps.8.551, and for the information provided as of September 30, 2015, the official seller exchange rate reported by Banco Nación, as of September 30, 2015 of U.S.$1.00 = Ps.9.4220, unless otherwise indicated. These conversions should not be considered representations that any such amounts have been, could have been or could be converted into U.S. Dollars at that or at any other exchange rate. On November 20, 2015, the official seller exchange rate reported by Banco Nación was U.S.$1.00 = Ps.9.668.  The official exchange rate at such date may not be indicative of current or future exchange rates. See “Item 3. Key Information—Exchange Rates” and “Item 3. Key Information—Risk Factors—Risks Relating to Argentina—Fluctuations in the value of the Argentine Peso could adversely affect the Argentine economy, which could, in turn adversely affect our results of operations” in the 2014 20-F. The Federal Reserve Bank of New York does not report a noon buying rate for Pesos.  For more information regarding historical exchange rates, see “Exchange Rates” in this prospectus supplement.

                The Argentine government has implemented significant controls on foreign exchange transactions. Existing restrictions on the purchase of foreign exchange in Argentina have given rise to the development of an implied rate of exchange and to an increase in the sale price, in Pesos terms, of securities denominated in foreign currency. The implied Peso/U.S. Dollar rate of exchange has been substantially higher than the official exchange rate and may increase or decrease in the future. We cannot predict future fluctuations in the implied or official exchange rate of the Argentine Peso against the U.S. Dollar. See “Item 3. Key Information—Risk Factors—Exchange controls and restrictions on capital inflows and outflows may continue to limit the availability of international credit and could threaten the financial system and lead to renewed political and social tensions, adversely affecting the Argentine economy, and, as a result, our business” and “Item 10. Additional Information—Exchange Controls” in the 2014 20-F.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we and selling shareholders to be named in a prospectus supplement may sell from time to time an unspecified amount of any combination of securities described in the accompanying prospectus in one or more offers such as this offer. The accompanying prospectus provides you with a general description of the securities we and selling shareholders may offer. This prospectus supplement provides you with specific information about the common shares and ADSs we are issuing and the selling shareholders are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing.

This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under “Incorporation of Certain Documents by Reference” on page 5 of this prospectus supplement, before investing in the ADSs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the other documents we incorporate by reference in this prospectus supplement, principally in “Item 3. Risk Factors,” “Item 4. Our Business” and “Item5. Operating and Financial Review and Prospects” of the 2014 20-F, contain estimates and forward-looking statements.  Some of the matters discussed concerning our business operations and financial performance include estimates and forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our estimates and forward-looking statements are mainly based on our current expectations and estimates on future events and trends that affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us.

Our estimates and forward-looking statements may be influenced by the following factors, among others:

•                     the runoff elections (ballotage) held on November 22, 2015 resulted in Mauricio Macri being elected as President of Argentina, and any changes in government policies or interventions, including changes in the economy, exchange controls, taxes, tariffs or regulatory framework, or in the delay or withholding of governmental approvals;

•                     our ability to arrange financing under reasonable terms;

•                     the outcome and timing of the tariff renegotiation process of our regulated businesses and uncertainties relating to future government approvals to increase or otherwise adjust such tariffs;

•                     changes in the laws and regulations applicable to energy and electricity and oil and gas sectors in Argentina;

•                     general economic, social and political conditions in Argentina, and other regions where we or our subsidiaries operate, such as the rate of economic growth, fluctuations in exchange rates of the Peso or inflation;

•                     restrictions on the ability to exchange Pesos into foreign currencies or to transfer funds abroad;

•                     competition in the electricity, public utility services and related industries;

•                     the impact of high rates of inflation on our costs;

•                     deterioration in regional and national business and economic conditions in or affecting Argentina; and

•                     other risks factors discussed under “Item 3.  Risk Factors” in the 2014 20-F.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements.  Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to renew any estimates and/or forward-looking statements because of new information, future events or other factors.  Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance.  Our future results may differ materially from those expressed in these estimates and forward-looking statements.  In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this annual report might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to factors including, but not limited to, those mentioned above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference certain information into this prospectus supplement.  This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document with the SEC. Any reports we file with the SEC after the date of this prospectus supplement, but before the date that the offering of the securities by means of this prospectus supplement is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules):

•                     our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on May 12, 2015 (SEC File No. 001-34429);

•                     our current report on Form 6-K furnished with the SEC on November 19, 2015 containing our interim financial statements as of, and for the three and nine months ended, September 30, 2015;

•                     our current report on Form 6-K furnished with SEC on November 23, 2015 containing our amended and restated by-laws;

•                     our current report on Form 6-K furnished with SEC on November 23, 2015 containing a discussion of our results of operation as of, and for the nine months ended September 30, 2015;

•                     any future annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•                     any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3.

We will provide to each person who so requests, including any beneficial owner to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of these documents from us, at no cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” on page 33 of the accompanying prospectus.

We are responsible for the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. Neither we, the selling shareholders nor the underwriter have authorized anyone else to provide you with different information. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

THE OFFERING

Issuer	Pampa Energía S.A.
Selling shareholders

(i) Mindlin Warrants S.A., a corporation formed under the laws of the Republic of Uruguay, wholly-owned by Marcelo Mindlin, (ii) DM Warrants S.A., a corporation formed under the laws of the Republic of Uruguay, wholly-owned by Damián Mindlin, (iii) GMA Warrants S.A., a corporation formed under the laws of the Republic of Uruguay, wholly-owned by Gustavo Mariani, and (iv) RT Warrants S.A., a corporation formed under the laws of the Republic of Uruguay, wholly-owned by Ricardo Torres.

Offering of ADSs

The selling shareholders are offering 86,956,525 common shares in the form of ADSs (each ADS representing 25 common shares). The ADSs are being offered in the United States in an offering registered with the SEC and in other jurisdictions outside the United States and Argentina. No common shares or ADSs are being offered in Argentina as part of this offering.

Option to purchase additional common shares

The selling shareholders have granted the underwriter an option, exercisable at any time for 30 days following the date of the underwriting agreement, to purchase up to 13,043,475 additional common shares in the form of ADSs, at the public offering price, less the underwriting discounts and commissions. If any additional ADSs are purchased pursuant to this option to purchase additional shares, the underwriter will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to the offering described hereunder.

Warrants

The warrants were issued by us on September 27, 2006 pursuant to an Opportunities Assignment Agreement among the original warrants holders and us in consideration for the obligations of these individuals to offer us on a priority basis any investment opportunity relating to assets and opportunities in the energy sector in Argentina or elsewhere that each of them or all of them as a group may identify. The original warrants holders subsequently assigned the warrants to the selling shareholders.

The terms of the warrants are contained in four warrants agreements among the original warrants holders and us (the “Warrants Agreements”). The Warrants Agreements confer to the original warrants holders or any assignee thereof (including the selling shareholders) the right to subscribe for our common shares upon exercise. The outstanding warrants represent the right to subscribe for 381,548,564 common shares, which, upon issuance, would represent 22.50% of our outstanding capital stock. Each warrant entitles a warrant holder to purchase one common share at a price of U.S.$0.27 per common share. The ADSs being offered in this offering represent only a portion of the common shares underlying all of the outstanding warrants. ADSs that are not sold in this offering will be delivered to the selling shareholders. See “Exchange Rates.”

For more information regarding the terms of the warrants see “Item 6. Directors, Senior Management and Employees—Opportunities Assignment Agreement and Warrants” in the 2014 20-F.

Common shares outstanding immediately prior to and following the offering

Immediately prior to the offering, our issued and outstanding capital stock consists of 1,314,310,895 common shares, including common shares in the form of ADSs. See “Description of Common Shares” in the accompanying prospectus. We will have 1,695,859,459 common shares outstanding, including common shares in the form of ADSs, after giving effect to the offering. See “Capitalization” in this prospectus supplement.

Use of proceeds

The selling shareholders will use the net proceeds from this offer to pay the exercise price of all of the outstanding warrants and cover all transaction costs, expenses and fees, including in connection with the registration of the common shares and ADSs. Net proceeds from the sale of ADSs pursuant to this offering in excess of the warrants’ exercise price will be delivered to the selling shareholders.

Other than the exercise price of the warrants, we will not receive any proceeds from any sales of the ADSs. The aggregate exercise price of the warrants is U.S.$103,018,112.28 payable to us, at the option of the selling shareholders, in Pesos in Argentina at the official U.S. Dollar/Peso seller’s exchange rate reported by Banco Nación on the day immediately preceding the payment of the exercise price. See “Exchange Rates.” We will use any net proceeds from the exercise price of the warrants received by us for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Principal shareholders

The original warrants holders are directors and key executives of the Company. See “Item 6. Directors, Senior Management and Employees” in the 2014 20-F.

Each selling shareholder is a corporation wholly-owned by one of the original warrants holders. As of the date of this prospectus supplement, the original warrants holders in aggregate beneficially own, directly or indirectly, approximately 18.2% of our outstanding capital stock. Following the consummation of this offering, the original warrants holders in aggregate are expected to beneficially own, directly or indirectly, approximately 31.5% of our outstanding capital stock, assuming no exercise of the overallotment option. See “Principal Shareholders” in this prospectus supplement.

Lock-up

The Company and the original warrant holders have agreed not to sell any common shares or ADSs during a period commencing on the date of this prospectus supplement and ending 90 days after execution of the underwriting agreement for the offering without the prior approval of the underwriter. For more information, see “Underwriting — No Sales of Similar Securities.”

Dividends

The holders of ADSs will be entitled to receive dividends to the same extent as the holders of the common shares, subject to the terms of the Deposit Agreement referred to below. Holders of ADRs on the applicable record dates will be entitled to receive dividends paid on the number of common shares underlying their ADSs evidenced by such ADRs. Whenever the Depositary (as defined below) receives any cash dividend or other cash distribution on any deposited common shares underlying their ADSs, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into Dollars transferable to the United States, and subject to the Deposit Agreement (as defined below), convert such dividend or distribution into Dollars and will distribute the amount thus received (net of the fees and expenses of the depositary as provided in the Deposit Agreement) to the owners of ADRs entitled thereto. See “Item 3. Risk Factors—Risks Relating to our Shares and ADSs—Restrictions on the movement of capital out of Argentina may impair the ability of holders of ADSs to receive dividends and distributions on, and the proceeds of any sale of, the shares underlying the ADSs, which could affect the market value of the ADSs” and “ADS holders’ ability to receive cash dividends may be limited” in the 2014 20-F. The holders of ADSs will be responsible for any taxes or other governmental charges payable on ADSs. The Depositary may refuse to register any transfer of ADSs or allow any holders of ADSs to withdraw shares underlying their ADSs until such taxes or other charges are paid. The Depositary may apply payments owed to holders of ADSs or sell deposited shares underlying their ADSs to pay any taxes owed and holders of ADSs will remain liable for any deficiency. If the Depositary sells shares underlying their ADSs, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes. See “Description of ADSs” and “Taxation” in the accompanying prospectus.

We did not declare any dividends for the fiscal years ended on December 31, 2012, December 31, 2013 or December 31, 2014. Although we do not have a formal dividend policy, we could decide to pay dividends in the future in accordance with applicable law and based on various factors then existing. See “Item 8. Dividends” in the 2014 20-F.

Voting rights

Holders of the common shares are entitled to one vote per common share. Subject to Argentine law and the terms of the amended and restated deposit agreement dated August 14, 2009, among us, the Depositary and the owners and beneficial owners of the ADSs (the “Deposit Agreement”), holders of ADSs will have the right to instruct the Depositary how to vote the number of common shares represented by their ADSs. See “Description of Common Shares—Voting Rights” and “Description of the ADSs” in the accompanying prospectus.

NYSE trading symbol	PAM.
The ADSs

Each ADS represents 25 shares of the common shares held by Banco Santander Río S.A. or any other firm or corporation which may hereafter be appointed by the Depositary pursuant to the terms of the Deposit Agreement, as substitute or additional custodian, as custodian of The Bank of New York Mellon, the depositary (the “Depositary”). The ADSs may be evidenced by ADRs.

Risk factors

See “Risk Factors” beginning on page 10 of this prospectus supplement and page 4 of the accompany prospectus as well as in the documents incorporated by reference into this prospectus supplement for a discussion of certain risk factors relating to us, our business and an investment in the common shares or ADSs.

RISK FACTORS

An investment in the common shares and ADSs is subject to various risks and uncertainties that are inherent in our business.  We have set forth risk factors in the 2014 20-F and in the accompanying prospectus, which have been incorporated by reference in this prospectus supplement.  In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus supplement, including the matters addressed under the section “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors that relate specifically to the offering of the securities being offered hereby before making an investment decision.  Additional risks that are not currently known to us, or that we currently believe to be immaterial, may also have a material effect on our financial condition and results of operations.

Increased uncertainty due to the results of the recent Presidential election could have an adverse effect on the Argentine economy.

Presidential and Congressional elections in Argentina took place on October 25, 2015, and a runoff election (ballotage) between the two leading Presidential candidates was held on November 22, 2015, which resulted in Mauricio Macri being elected as President of Argentina. The new government will assume office on December 10, 2015 and, although the Presidential candidates announced during their campaigns several of the measures they would seek to implement upon taking office, there is uncertainty as to which measures will be actually taken by the new government and when. It is also too early to predict the impact such measures will have on the Argentine economy as a whole and the energy sector in particular, including revisions and reforms to the electricity tariff scheme, changes to the pricing mechanisms for oil and gas and elimination of energy subsidies. Some of the measures proposed by the new government may also generate political and social opposition, which may in turn prevent the new government from adopting such measures as proposed. In addition, political parties opposed to the new government won a majority of the seats in the Argentine Congress in the recent elections, which will require the new government to seek political support from the opposition for its economic proposals and creates further uncertainty in the ability of the new government to pass these or other measures. Political uncertainty in Argentina relating to the measures to be taken by the new government in respect of the Argentine economy could lead to volatility in the market prices of securities of Argentine companies, including in particular companies in the energy sector, such as ours, given the high degree of regulatory oversight and involvement in this sector.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of the common shares in the form of ADSs will be substantially higher than the net tangible book value per ADS immediately after this offering. Therefore, if you purchase ADSs in this offering, you will experience immediate and substantial dilution of approximately U.S.$ 13.38 per ADS in the price you pay for ADSs that represent the common shares as compared to its net tangible book value as of September 30, 2015at the public offering price of the ADSs in the offering of U.S.$ 21.50 per ADS. See “Exchange Rates.”

Payment of the warrants’ exercise price in Pesos in Argentina may be affected by fluctuations in the exchange rate between the U.S. Dollar and the Peso.

The selling shareholders have requested affiliates of the underwriter to arrange the following transactions to acquire the Pesos required to pay for the exercise price of the warrants: (i) obtain U.S. Dollar-denominated securities of the Argentine government outside of Argentina, (ii) transfer such securities to Argentina, and (iii) sell such securities in Argentina for Pesos. Existing restrictions on the purchase of foreign exchange in Argentina have given rise to the development of an implied rate of exchange and to an increase in the sale price, in Pesos terms, of securities denominated in foreign currency. The implied Peso/U.S. Dollar rate of exchange has been substantially higher than the official exchange rate and may increase or decrease in the future. We cannot predict future fluctuations in the exchange rate of the Argentine Peso against the U.S. Dollar. As a result, substantial fluctuations in the price of the Peso against the U.S. Dollar may adversely affect the selling shareholders’ ability to satisfy the payment of the exercise price of the warrants and, as a result, the consummation of the sale of ADSs in this offering.

The exercise of the warrants may have an adverse effect on the market price of the common shares and ADSs.

The issuance of common shares upon exercise of the warrants will increase the number of issued and outstanding common shares and may reduce the value of the common shares and ADSs and you will experience dilution to your holdings. In addition, the market price of the ADSs will be substantially higher than the strike price to be received by us.

The market price of the ADSs could be negatively affected by future sales of the ADSs or common shares.

If we or our shareholders sell substantial amounts of the common shares or ADSs or if there is a public perception that these sales may occur in the future, the market price of the common shares and ADSs may decline. The original warrants holders, in the aggregate, beneficially owned, directly or indirectly, approximately 18.19% of our outstanding common stock before giving effect to this offering and will beneficially own, directly or indirectly, approximately 31.47% of our outstanding common stock if this offering is consummated, assuming no exercise of the over-allotment option.  We, and the original warrants holders have agreed with the underwriter not to sell any common shares or ADSs, other than the common shares in the form of ADSs offered through this prospectus, for a period of 90 days following the date of this prospectus supplement. For more information, see “Underwriting — No Sales of Similar Securities.” The underwriter may, in its sole discretion, release all or any portion of the common shares subject to these lock-up agreements for sale in public or private markets prior to the expiration of the lock-up period. The market price for the common shares and ADSs could drop significantly when the restrictions on resale by our existing shareholders lapse or if the restrictions on resale are waived.

The original warrants holders will have a significant influence in the Company after the exercise of the warrants and issuance of shares of common stock by the Company.

Following this offering, the original warrants holders, who are some of the principal directors and key officers of the Company, will hold in the aggregate, directly or indirectly, a significant percentage of the Company’s outstanding capital stock (see “Principal Shareholders” in this prospectus supplement). Our principal shareholders, including the original warrants holders, may direct our actions in a way that could be contrary to the interests of our minority shareholders and may be able to prevent other shareholders from blocking these actions or from causing different actions to be taken, which  may adversely affect the price of the Company’s common shares and ADSs.

USE OF PROCEEDS

Other than the exercise price of the warrants, we will not receive any proceeds from any sales of the ADSs. The aggregate exercise price of the warrants is U.S.$ 103,018,112.28 payable to us, at the option of the selling shareholders, in Pesos in Argentina at the official U.S. Dollar/Peso seller’s exchange rate reported by Banco Nación on the day immediately preceding the payment of the exercise price. See “Exchange Rates.” Net proceeds from the sale of ADSs pursuant to this offering in excess of the warrants’ exercise price will be delivered to the selling shareholders after deducting all transaction costs, expenses and fees, including in connection with the registration of the common shares and ADSs.

We will use any net proceeds from the exercise of warrants received by us for general corporate purposes. Pending application of the net proceeds from the exercise price of the warrants, we may invest them in securities, including Argentine government bonds. We are constantly evaluating expansion opportunities in the Argentine energy sector, particularly in the oil and gas industry. If we identify and pursue any such opportunities in the future, we may use the proceeds from the exercise of the warrants to finance acquisitions or investments in the Argentine energy sector. We can give no assurance, however, that we will enter into or consummate any such acquisition or investment.

CAPITALIZATION

The following table sets forth the capitalization and indebtedness of the Company at September 30, 2015, on an actual basis in accordance with IAS 34 of IFRS and as adjusted to give effect to the exercise of the warrants and the issuance of 381,548,564 common shares. Other than the exercise price of the warrants, we will not receive any proceeds from any sales of the ADSs. The aggregate exercise price of the warrants is U.S.$ 103,018,112.28 payable to us, at the option of the selling shareholders, in Pesos in Argentina at the official U.S. Dollar/Peso seller’s exchange rate reported by Banco Nación on the day immediately preceding the payment of the exercise price. See “Exchange Rates.”

This table should be read together with our September 2015 interim financial statements incorporated by reference in this prospectus supplement.

	As of September 30, 2015 (unaudited)		As Adjusted for the issuance of common shares underlying the warrants
	(in millions of Ps.)	(in millions of U.S.$)(1)	(in millions of Ps.)	(in millions of U.S.$)(1)
Short-term debt	1,422.42	150.97	1,422.42	150.97
Long-term debt	5,134.71	544.97	5,134.71	544.97
Shareholders’ equity:
Common shares	1,314.31	139.49	1,695.86	179.99
Reserves	1,639.78	174.04	2,228.87	236.56
Retained earnings	971.33	103.09	971.33	103.09
Total Shareholders’ equity	3,925.43	416.62	4,896.06	519.64
Total capitalization(2)	10,482.56	1,112.56	11,453.20	1,215.58

(1)     Amounts converted into U.S. Dollars at the official seller exchange rate reported by Banco Nación, as of September 30, 2015 (U.S.$1.00 = Ps.9.4220).

(2)     Includes total short-term debt, total long-term debt and total shareholders’ equity.

DILUTION

As of September 30, 2015, we had a net tangible book value of Ps. 4,221,860,650, corresponding to a net tangible book value of U.S.$ 0.34 per common share or U.S.$ 8.52 per ADS (Ps.3.21 per common share or Ps. 80.31 per ADS, using the reference official seller rate as reported by the Banco Nación as of September 30, 2015 for Pesos into U.S. Dollars of Ps. 9.4220 per U.S.$1.001 and the ratio of 25 common shares to one ADS). Net tangible book value per share represents the amount of our total assets less intangible assets and goodwill, minus our total liabilities, divided by the total number of our shares outstanding as of September 30, 2015.

After receiving the aggregate exercise price of the warrants of U.S.$ 103,018,112.28 and giving effect to the issuance by us of 381,548,564 common shares in the form of ADSs, our net tangible book value estimated as of September 30, 2015 would have been approximately Ps. 5,192,497,304, representing U.S.$ 0.32 per common share, or U.S.$ 8.12 per ADS, using the reference official seller rate as reported by the Banco Nación as of September 30, 2015. This represents an immediate decrease in net tangible book value of U.S.$ 0.02 per common share or U.S.$ 0.40 per ADS to existing shareholders and, at the public offering price of the ADSs in the offering (which was U.S.$ 21.50), an immediate dilution in net tangible book value of U.S.$ 0.54 per common share, or U.S.$ 13.38 per ADS, to new investors purchasing ADSs in the offering. Dilution for this purpose represents the difference between the price per common share or ADS paid by these purchasers and net tangible book value per common share or ADS immediately after the completion of the offering contemplated hereunder.

The following table illustrates this dilution to new investors purchasing common shares in the form of ADSs in the offering described hereunder:

As of September 30, 2015
Offering price	Common shares	ADSs

Net tangible book value per common share or ADS	U.S.$ 0.34	U.S.$ 8.52
Decrease in net tangible book value per common share or ADS attributable to the exercise of the warrants	U.S.$ 0.02	U.S.$ 0.40
Pro forma net tangible book value per common share or ADS after the exercise of the warrants	U.S.$ 0.32	U.S.$ 8.12
Dilution per common share or ADS to new investors	U.S.$ 0.54	U.S.$ 13.38
Percentage of dilution in net tangible book value per common share or ADS for new investors(1)	62.21%	62.21%

(1) Percentage of dilution for new investors is calculated by dividing the dilution in the net tangible book value for new investors by the price of the offering.

PRINCIPAL SHAREHOLDERS

As of the date of this prospectus supplement, our capital stock authorized for public trading is Ps. 1,314,310,895, represented by 1,314,310,895 common shares of par value Ps.1.00 and with right to one vote per share.

As of the date of this prospectus supplement, the original warrants holders in aggregate beneficially own, directly or indirectly, approximately 18.2% of our outstanding capital stock and, following the consummation of this offering, are expected in aggregate to beneficially own, directly or indirectly, approximately 31.5% of our outstanding capital stock, assuming no exercise of the over-allotment option. As of the date of this prospectus supplement, our directors and executive officers, as a group (other than Marcelo Mindlin, Gustavo Mariani, Ricardo Torres and Damián Mindlin, whose beneficial ownership is described in the tables below, own less than one percent of our outstanding capital stock

The table below sets forth information concerning the beneficial ownership of the common shares by our principal shareholders, including the original warrants holders, as of the date hereof, before the contemplated exercise of the warrants:

Name of Shareholder	Number of common shares	Percentage of capital stock	Percentage of voting power
Pampa Holdings LLC (1)	236.4	18.0%	18.0%
ANSES	305.3	23.2%	23.2%
Marcelo Mindlin	2.3	0.2%	0.2%
Gustavo Mariani	0.5	- (2)	- (2)

(1)   Pampa Holdings LLC is a company indirectly controlled by Messrs. Marcelo Mindlin, Damián Mindlin and Gustavo Mariani. Please see “Item 7. Principal Shareholders and Related Party Transactions—Principal Shareholders” in the 2014 20-F.

(2)   Less than 0.1%.

The table below sets forth information concerning the beneficial ownership of the common shares by our principal shareholders, including the original warrants holders, following the contemplated exercise of the warrants and subsequent delivery to the selling shareholders of the ADSs representing the common shares underlying the warrants that are not sold pursuant to this offering:

Name of Shareholder	Number of common shares	Percentage of capital stock	Percentage of voting power
Pampa Holdings LLC (1)	236.4	13.9%	13.9%
ANSES	305.3	18.0%	18.0%
Marcelo Mindlin(2)	244.6	11.2%	11.2%
Gustavo Mariani(2)	52.9	2.4%	2.4%
Ricardo Torres(2)	34.3	1.6%	1.6%
Damián Mindlin(2)	52.5	2.4%	2.4%

(1)   Pampa Holdings LLC is a company indirectly controlled by Messrs. Marcelo Mindlin, Damián Mindlin and Gustavo Mariani. Please see “Item 7. Principal Shareholders and Related Party Transactions— Principal Shareholders” in the 2014 20-F.

(2)    Includes their indirect holding of ADSs through the selling shareholders.

EXCHANGE RATES

From April 1, 1991 until the end of 2001, Law No. 23,928 (the “Convertibility Law”) established a regime under which the Argentine Central Bank (the “Central Bank”) was obliged to sell U.S. dollars at a fixed rate of one Peso per U.S. dollar.  On January 6, 2002, the Argentine Congress enacted Law No. 25,561 (as amended and supplemented, the “Public Emergency Law”), formally ending the regime of the Convertibility Law, abandoning over ten years of U.S. dollar‑Peso parity and eliminating the requirement that the Central Bank’s reserves in gold, foreign currency and foreign currency denominated debt be at all times equivalent to 100% of the monetary base.

The Public Emergency Law, which has been extended on an annual basis as is in effect until December 31, 2015, granted the Argentine government the power to set the exchange rate between the Peso and foreign currencies and to issue regulations related to the foreign exchange market. Following a brief period during which the Argentine government established a temporary dual exchange rate system, pursuant to the Public Emergency Law, the Peso was allowed to float freely against other currencies beginning in February 2002, although the Central Bank had the power to intervene by buying and selling foreign currency for its own account, a practice in which it engaged on a regular basis.

After several years of moderate variations in the nominal exchange rate, in 2012 the Peso lost approximately 14% of its value with respect to the U.S. dollar. This was followed in 2013 and 2014 by a devaluation of the Peso with respect to the U.S. dollar that exceeded 30%, including a loss of approximately 24% in January 2014. The Peso has continued to gradually depreciate over the course of 2015, showing a 7% devaluation from January 1, 2015 to July 31, 2015.

Existing restrictions on the purchase of foreign exchange in Argentina have given rise to the development of an implied rate of exchange and to an increase in the sale price, in Pesos terms, of securities denominated in foreign currency. The implied Peso/U.S. Dollar rate of exchange has been substantially higher than the official exchange rate and may increase or decrease in the future. We cannot predict future fluctuations in the implied or official exchange rate of the Peso against the U.S. Dollar. See “Risk Factors—Payment of the warrants’ exercise price in Pesos in Argentina may be affected by fluctuations in the exchange rate between the U.S. Dollar and the Peso” in this prospectus supplement.

There can be no assurance that the Peso will not depreciate or appreciate again in the future.  The Federal Reserve Bank of New York does not report a noon buying rate for Pesos. We cannot predict future fluctuations in the exchange rate of the Peso against the U.S. dollar. See “Item 3. Key Information—Risk Factors—Risks Related to Argentina—Fluctuations in the value of the Argentine Peso could adversely affect the Argentine economy, which could, in turn adversely affect our results of operations,” “Item 3. Key Information—Risk Factors—Risks Related to Argentina—Certain measures that may be taken by the Argentine Government may adversely affect the Argentine economy and, as a result, our business and results of operations” and “Item 3. Key Information—Risk Factors—Risks Related to Argentina—Exchange controls and restrictions on capital inflows and outlfows may continue to limit the availability of international credit and could threaten the financial system and lead to renewed political and social tensions, adversely affecting the Argentine economy, and, as a result, our business” in the 2014 20-F.

The following table sets forth the annual high, low, average and period-end exchange rates for the periods indicated, expressed in Pesos per U.S. dollar and not adjusted for inflation.

	Exchange Rates
	High(1)	Low(1)	Average(1)(2)	Period‑end(1)
2010	3.988	3.794	3.913	3.976
2011	4.304	3.972	4.131	4.304
2012	4.918	4.304	4.552	4.918
2013	6.521	4.925	5.484	6.521
2014	8.557	6.545	8.119	8.551
2015
January 2015	8.644	8.555	8.604	8.644
February 2015	8.726	8.656	8.687	8.726
March 2015	8.822	8.733	8.780	8.822
April 2015	8.907	8.822	8.867	8.907

May 2015	8.992	8.912	8.950	8.992
June 2015	9.088	8.996	9.042	9.088
July 2015	9.190	9.093	9.143	9.190
August 2015	9.296	9.195	9.244	9.296
September 2015	9.422	9.304	9.367	9.422
October 2015	9.546	9.430	9.491	9.546
November 2015(3)	Ps. 9.668	Ps. 9.555	Ps. 9.610	Ps. 9.668

(1)   Reference official seller exchange rate published by the Banco Nación.

(2)   Based on daily averages.

(3)   Through November 20, 2015.

PRICE HISTORY

Our capital stock is comprised of common shares, with a par value of Ps. 1.00 each. Each share entitles the holder thereof to one vote at shareholders’ meetings subject to the terms of the Deposit Agreement.  All outstanding shares are fully paid in and the common shares have been listed on the MERVAL since 1947.  Since October 9, 2009, the ADSs have been listed on the NYSE.  Each ADS represents 25 common shares.

Common Shares

The common shares are currently traded on the MERVAL under the symbol “PAMP,” and the ADSs are traded on the NYSE under the symbol “PAM.”

The following table sets forth, for the years indicated, the reported high and low sales prices as well as the average daily trading volume of the common shares traded on the MERVAL, and of the ADSs traded on the NYSE:

	MERVAL			New York Stock Exchange
	Pesos per Share		Average Daily Trading Volume	U.S. dollars per ADS		Average Daily Trading Volume
	High	Low	Pesos	High	Low	U.S. dollars

2011(1)	3.14	1.88	2,949,359	19.18	10.03	1,016,139
2012(1)	2.18	0.80	1,184,651	11.69	3.00	454,008
2013(1)	2.58	0.90	3,354,608	6.93	2.85	590,719
2014(1)	6.50	1.70	7,235,418	11.96	3.96	1,961,616
2015(1)	Ps. 15.60	Ps. 4.32	Ps. 12,238,622	U.S.$ 26.03	U.S.$ 9.10	U.S.$ 3,256,667

The following table sets forth, for the periods indicated, the reported high and low sales prices as well as the average daily trading volume of the common shares traded on the MERVAL, and of the ADSs traded on the NYSE:

	MERVAL						New York Stock Exchange
	Pesos per Share				Average Daily Trading Volume		U.S. dollars per ADS				Average Daily Trading Volume
	High		Low		Pesos		High		Low		U.S. dollars

2013(1)
First Quarter	1.37		0.96		2,044,824		4.40		3.45		177,270
Second Quarter	1.53		0.90		1,104,831		4.05		2.85		71,693
Third Quarter	1.95		0.90		2,116,787		5.30		3.13		394,123
Fourth Quarter	2.58		1.75		7,157,069		6.93		4.81		1,702,058
2014(1)
First Quarter	2.30		1.70		3,032,642		6.09		3.96		643,939
Second Quarter	4.32		2.27		10,091,361		10.06		5.62		2,563,238
Third Quarter	6.50		3.59		9,428,891		11.58		8.44		3,102,438
Fourth Quarter	6.45		4.05		6,257,549		11.96		8.44		1,484,482
2015(1)
First Quarter	9.50		4.32		11,489,616		19.78		9.10		3,817,652
Second Quarter	8.80		6.23		9,725,638		18.76		12.51		2,948,069
Third Quarter	Ps.	9.69	Ps.	7.13	Ps.	10,131,523	U.S.$	17.80	U.S.$	13.60	U.S.$	2,009,119

The following table sets forth, for the months indicated, the reported high and low sales prices as well as the average daily trading volume of the common shares traded on MERVAL, and of the ADSs traded on the NYSE:

	MERVAL			New York Stock Exchange
	Pesos per Share		Average Daily Trading Volume	U.S. dollars per ADS(2)		Average Daily Trading Volume
	High	Low	Pesos	High	Low	U.S. dollars

2014(1)
November	6.38	5.15	3,682,515	11.96	10.67	1,620,973
December	5.55	4.05	4,898,829	11.49	8.80	953,142
2015(1)
January	5.75	4.32	3,447,607	11.50	9.10	660,637
February	6.27	5.31	8,510,929	13.25	10.88	2,426,850
March	9.50	6.20	22,614,545	19.78	12.92	7,888,813
April	8.80	7.50	11,524,630	18.76	15.93	3,431,388
May	7.80	6.23	8,331,553	15.58	12.51	2,242,141
June	7.30	6.23	9,826,533	15.70	12.51	2,954,950
July	9.30	7.13	9,874,445	17.61	13.60	2,026,730
August	9.15	7.88	10,428,528	17.80	14.34	2,751,486
September	9.69	8.11	11,118,595	17.38	14.90	1,248,302
October	13.95	8.05	19,609,273	25.79	14.50	4,333,760
November (to November 20)	15.60	12.50	24,921,052	26.87	22.51	6,014,572

(1)           Values provided by Bloomberg.

TAXATION

The following summary of certain Argentine federal and U.S. federal income tax considerations contains a description of the principal Argentine federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the securities.  This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Argentina, or U.S. federal taxes other than income taxes.

This summary is based on the tax laws of Argentina and the United States as in effect on the date of this prospectus supplement, as well as on rules and regulations of Argentina and regulations, rulings and decisions of the United States available on or before such date and now in effect.  All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of securities should consult their own tax advisors as to the Argentina, United States or other tax consequences of the purchase, ownership and disposition of the securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Material Argentine Tax Considerations

The following summary of certain Argentine tax matters is based upon the tax laws of Argentina and regulations thereunder as of the date of this prospectus supplement, and is subject to any subsequent change in Argentine laws and regulations which may come into effect after such date. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this prospectus supplement will agree with this interpretation.  Holders should carefully read “Risk Factors—Risks Related to our Shares and ADSs—Changes in Argentine tax laws may adversely affect the tax treatment of our common shares or ADSs” in the accompanying prospectus and consult their tax advisors regarding the tax treatment of the common shares and ADSs.

Taxation on dividends

According to Law No. 26,893, dividends distributed, whether in cash, property or any other kind – except in fully paid shares (acciones liberadas) – are subject to an income tax withholding, or the Dividend Tax, at a 10% rate on the amount of such dividends, in respect of both Argentine and non-Argentine resident shareholders.  However, if dividends are distributed to Argentine companies, no Dividend Tax should apply.

Dividends paid in excess of the Taxable Accumulated Income, as defined below, at the previous fiscal period will be also subject to an additional withholding tax, or the Equalization Tax, at the rate of 35% applicable on such excess and regarding both Argentine and non-Argentine resident shareholders.  Equalization Tax is applicable when dividends distributed are greater than the income determined according to the application of the Argentine income tax law, accumulated at the fiscal year immediately preceding the year on which the distribution is made, referred to as Taxable Accumulated Income.

The Dividend Tax and the Equalization Tax will be imposed as a withholding tax on the shareholder receiving the dividend.  In case both the Dividend Tax and the Equalization Tax apply, the latter should be applied first and then the 10% rate of the Dividend Tax should be applied on the remaining amount of dividends (i.e., on the existing amount of dividends after the Equalization Tax has been deducted from the gross dividend amount).

Following the amendments made by Law 26,893 and its implementing Decree 2334/13, the tax treatment applicable to dividends obtained by Argentine and non-Argentine beneficiaries as a result of the holding of ADSs is open to interpretation.  Therefore, holders are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from any profit distributions we may make not only on the common shares but also on the ADSs.

Capital gains

The results derived from the transfer of shares, quotas and other equity interests, titles, bonds and other securities of Argentine companies are subject to Argentine income tax, regardless of the type of beneficiary who obtains the income.  Capital gains obtained by Argentine corporate entities (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of shares are subject to income tax at the rate of 35% on net income.

Due to the recent amendments made to the Argentine income tax law, income derived by Argentine resident individuals from the sale of shares and other securities is subject to income tax at a 15% rate on net income, unless such securities were traded in stock markets and/or have public offering authorization, in which case an exemption applies.  The implementing Decree 2334/2013 introduced a provision stating that the exemption includes income derived from the sale of shares and other securities made through a stock exchange market duly authorized by the CNV.

It is not clear whether the term “includes” (as used in the implementing Decree 2334/2013) means that the exemption only refers to sales of securities made through a stock exchange market duly authorized by the CNV or whether the implementing Decree 2334/2013 intended to clarify that such sales were just one of the possibilities that may be covered by the exemption (in addition to publicly offering authorized securities, as provided in the Argentine Income Tax Law).  Certain qualified tax authorities have publicly opined that the exemption exclusively refers to sales of securities made through a stock exchange market duly authorized by the CNV.

Capital gains obtained by non-Argentine resident individuals or non-Argentine entities from the sale, exchange or other disposition of shares would be subject to income tax, as the abovementioned exemption for shares is not applicable to non-Argentine beneficiaries.  Therefore, the gain derived from the disposition of shares by non-Argentine residents or non-Argentine individuals is subject to Argentine income tax at a rate of 15% either (1) on the net amount resulting from the deduction of the gross profit paid or credited, the expenses incurred in Argentina necessary for its obtaining, maintenance and conservation, as well as the deductions admitted by the Argentine income tax law or (2) on the net presumed income provided by the Income Tax Law for this type of transaction (i.e. 90%), which results in an effective rate of 13.5% of the sales price. There is currently no regulation under Argentine law with respect to how this election is made.  When both the seller and the buyer are non-residents, the person liable to pay the tax shall be the buyer of the shares, quotas, equity interests and other securities transferred.  However, as of the date of this prospectus supplement, no regulations have been issued stipulating the withholding and payment mechanism that the non-resident buyer should follow.

Following the amendments made by Law No. 26,893, and its implementing Decree 2334/13, the tax treatment applicable to income obtained by non-Argentine resident beneficiaries from the sale of ADSs is open to interpretation.  Additionally, should sale of ADSs take place between non-Argentine parties and such sale were deemed to give rise to Argentine source income, as of the date of this prospectus supplement no regulations have been issued yet regarding the mechanism through which payment would be effectuated to satisfy such obligation.  Conversely, if the sale of ADSs were deemed to give rise to foreign source income, no income tax would apply. Therefore, holders of the common shares or ADS are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from holding and disposing of not only the common shares but also the ADSs.

Personal assets tax

Argentine entities, such as us, have to pay the personal assets tax corresponding to Argentine and foreign domiciled individuals and foreign domiciled entities for the holding of our shares.  The applicable tax rate is 0.5% and is levied on the proportional net worth value (valor patrimonial proporcional), or the book value, of the shares arising from the last balance sheet of the Argentine entity calculated under Argentine GAAP.  Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Value added tax

The sale, exchange or other disposition of our shares and ADSs, and the distribution of dividends in connection therewith are exempted from the value added tax.

Tax on debits and credits on Argentine bank accounts

Credits to and debits from bank accounts held at Argentine financial institutions, as well as certain cash payments, are subject to this tax, which is assessed at a general rate of 0.6%.  There are also increased rates of 1.2% and reduced rates of 0.075%.  Owners of bank accounts subject to the general 0.6% rate may consider 34% of the tax paid upon credits to such bank accounts as a tax credit while taxpayers subject to the 1.2% rate may consider 17% of all tax paid upon credits to such bank accounts as a credit.  Such amounts can be utilized as a credit for income tax or tax on presumed minimum income.  Whenever financial institutions governed by Law No. 21,526 make payments acting in their own name and on their own behalf, the application of this tax is restricted only to certain specific transactions.  Such specific transactions include, among others, dividends or profits distributions.

Tax on minimum presumed income

Entities domiciled in Argentina are subject to this tax at the rate of 1% applicable over the total value of their taxable assets, to the extent it exceeds in the aggregate an amount of AR$200,000.  Specifically, the law establishes that banks, other financial institutions and insurance companies will consider a taxable base equal to 20% of the value of taxable assets.  This tax shall be payable only to the extent the income tax determined for any fiscal year does not equal or exceed the amount owed under the tax on minimum presumed income.  In such case, only the difference between the tax on minimum presumed income determined for such fiscal year and the income tax determined for that fiscal year shall be paid.  Any tax on minimum presumed income paid will be applied as a credit toward income tax owed in the immediately following 10 fiscal years.  Please note that shares and other equity participations in entities subject to tax on minimum presumed income are exempt from this tax.

Turnover tax

In addition, gross turnover tax could be applicable to Argentine residents on the transfer of shares and on the perception of dividends to the extent such activity is conducted on a regular basis within an Argentine province or within the City of Buenos Aires. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the perception of dividends are exempt from gross turnover tax.  Holders of the common shares or ADSs are encouraged to consult a tax advisor as to the particular Argentine gross turnover tax consequences derived from holding and disposing of the common shares or ADSs.

Stamp taxes

Stamp tax is a local tax that is levied based on the formal execution of public or private instruments.  Documents subject to stamp tax include, among others, all types of contracts, notarial deeds and promissory notes.  Each province and the City of Buenos Aires have its own stamp tax legislation.  Stamp tax rates vary according to the jurisdiction and type of agreement involved.  In certain jurisdictions, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

Other taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our shares.  The provinces of Buenos Aires and Entre Ríos establish a tax on free transmission of assets, including inheritance, legacies, donations, etc. Free transmission of our shares could be subject to this tax.  In the case of litigation regarding the shares before a court of the City of Buenos Aires, a 3% court fee would be charged, calculated on the basis of the claim.

Tax treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, although there is currently no tax treaty or convention in effect between Argentina and the United States.

U.S. Federal Income Tax Considerations

This summary describes certain U.S. federal income tax consequences for a U.S. holder (as defined below) of acquiring, owning, and disposing of ADSs or common shares.  This summary applies to a holder only if such holder holds the ADSs or common shares as capital assets for tax purposes.  This summary does not address the Medicare tax on net investment income and does not apply to investors that are members of a class of holders subject to special rules, such as:

•               a dealer in securities or currencies;

•               a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•               a bank;

•               a life insurance company;

•               a tax-exempt organization;

•               a person that holds ADSs or common shares that are a hedge or that are hedged against interest rate or currency risks;

•               a person that holds ADSs or common shares as part of a straddle or conversion transaction for tax purposes;

•               a person who is liable for the alternative minimum tax;

•               a person whose functional currency for U.S. tax purposes is not the U.S. dollar; or

•               a person that owns or is deemed to own 10% or more of our voting stock.

This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect.  These authorities are subject to change, possibly on a retroactive basis.  In addition, this summary assumes the Deposit Agreement, and all other related agreements, will be performed in accordance with their terms.  Investors should consult their own tax advisors concerning the consequences of purchasing, owning, and disposing of ADSs or common shares in their particular circumstances, including the possible application of state, local, non-U.S. or other tax laws.  For purposes of this summary, an investor is a “U.S. holder” if such investor is a beneficial owner of an ADS or common share and is:

•               an individual citizen or resident of the United States;

•               a U.S. domestic corporation; or

•               otherwise subject to U.S. federal income tax on a net income basis with respect to income from the ADS or common share.

If a partnership holds our ADSs or common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  An investor who is a partner of a partnership holding our ADSs or common shares should consult its own tax advisor.

In general, if an investor is the beneficial owner of ADSs, such investor will be treated as the beneficial owner of the common stock represented by those ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if such investor exchanges an ADS for the common stock represented by that ADS.

Dividends

The gross amount of distributions that investors receive (prior to deduction of Argentine taxes) generally will be subject to U.S. federal income taxation as foreign source dividend income, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.  Dividends paid in Pesos will be included in an investor’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of the depositary’s receipt of the dividend  (in the case of ADSs) or on your receipt of the dividend (in the case of common shares), regardless of whether the payment is in fact converted into U.S. dollars.  A U.S. holder will have a tax basis in such Pesos for U.S. federal income tax purposes equal to the U.S. dollar value on the date of such receipt.  Any subsequent gain or loss in respect of such Pesos arising from exchange rate fluctuations will be ordinary income or loss and will be treated as income from U.S. sources for foreign tax credit purposes.  If such a dividend is converted into U.S. dollars on the date of receipt, investors generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.  Any dividends that we pay will not be eligible for the dividends received deduction allowed to corporations for U.S. federal income tax purposes.  Subject to certain exceptions for short-term (60 days or less) and hedged positions, the U.S. dollar amount of dividends received by an individual or other non-corporate U.S. holder in respect of ADSs or common shares generally will be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (1) the ADSs are readily tradable on an established securities market in the United States and (2) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”).  The ADSs are listed on the NYSE and will qualify as readily tradable on an established securities market in the United States so long as they are so listed.  Based on our consolidated financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2014 taxable year.  In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2015 taxable year or the reasonably foreseeable future, although there can be no assurance in this regard.

Based on existing guidance, it is not entirely clear whether dividends received with respect to the common shares will be treated as qualified dividends, because the common shares are not themselves listed on a U.S. exchange.  U.S. holders of ADSs and common shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Distributions of additional shares in respect of ADSs or common shares that are made as part of a pro-rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale or other disposition

Upon a sale or other disposition of ADSs or common shares, an investor will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and such investor’s tax basis, determined in U.S. dollars, in the ADSs or common shares.  Generally, such gain or loss realized on the sale or other disposition of ADSs or common shares will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if the ADSs or common shares were held for more than one year.  The ability to offset capital losses against ordinary income is limited.  Long-term capital gain recognized by an individual or other non-corporate U.S. holder generally is subject to taxation at a reduced rate.

Foreign tax credit considerations

Investors should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits.  If no such rules apply, investors may claim a credit against their U.S. federal income tax liability for Argentine taxes withheld from cash dividends on the ADSs or common shares, so long as they have owned the ADSs or common shares (and not entered into specified kinds of hedging transactions) for at least 16 days during the 31-day period beginning on the date which is 15 days before the ex-dividend date.  For purposes of the foreign tax credit, dividends paid on the ADSs or common shares generally will be treated as “passive category income.” Because any gain realized on the sale or other disposition of ADSs or common shares will be treated as U.S. source (as discussed above), an investor generally would not be able to use the foreign tax credit arising from any Argentine tax imposed on such disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.  In addition, the Argentine personal assets tax (as described in “—Material Argentine Tax Considerations”) generally will not be treated as an income tax for U.S. federal income tax purposes.  Accordingly, a U.S. holder generally would be unable to claim a foreign tax credit for any Argentine personal assets tax withheld.  A U.S. holder may be able to deduct the Argentine taxes discussed in this paragraph in computing its U.S. federal income tax liability, subject to applicable limitations.  The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involve the application of complex rules that depend on a U.S. holder’s particular circumstances.  Investors should consult their own tax advisors regarding the creditability or deductibility of such taxes.

U.S. information reporting and backup withholding rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting unless the holder is an exempt recipient and may also be subject to backup withholding unless the holder (1) provides its taxpayer identification number and certifies that it is not subject to backup withholding or (2) otherwise establishes an exemption from backup withholding.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

HOLDERS OF ADSs OR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE ARGENTINE, U.S. OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs AND COMMON SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAX LAWS.

UNDERWRITING

We are issuing 381,548,564 common shares, par value Ps.1.00 per share upon the exercise of the warrants. The selling shareholder are offering 86,956,525 shares in the form of ADSs in the United States in a SEC registered offering and elsewhere outside the United States and Argentina. No common shares or ADSs are being offered in Argentina as part of this offering.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the underwriter. We, the original warrant holders and the selling shareholders and the underwriter have entered into an underwriting agreement with respect to the common shares in the form of ADSs being offered in this offering. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has the right acquire from the selling shareholders 86,956,525 common shares in the form of ADSs.

The underwriter has agreed to acquire such number of common shares in the form of ADSs, subject to prior sale, when, as and if delivered to and accepted by it, subject to approval of legal matters by its counsel, including with respect to the validity of the shares and ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

The selling shareholders are granting the underwriter an option, exercisable at any time for 30 days following the date of the final prospectus relating to the offering, to purchase up to 13,043,475 additional common shares in the form of ADSs, at the public offering price, less the underwriting discounts and commissions. If any additional ADSs are purchased with this option to purchase additional shares, the underwriter will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to this offering.

Commissions

The underwriter has advised us that it proposes initially to offer the common shares in the form of ADSs to the public at the public offering price listed on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of U.S.$0.34 per ADS.

The following table shows the total underwriting discounts and commissions to be charged by the underwriter for the offering and sale of the ADSs, both assuming no exercise of the overallotment option and assuming the exercise in full of the overallotment option:

	Per Common Share		Per ADS		Total
	With additional shares	Without additional shares	With additional shares	Without additional shares	With additional shares	Without additional shares
Underwriting discount (in U.S.$)	0.0258	0.0258	0.6450	0.6450	2,580,000	2,243,479
Underwriting discount (in %)	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%

No Sales of Similar Securities

We and the original warrant holders have agreed, with exceptions, not to sell or transfer any common shares or ADSs for 90 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter. Specifically, we and these other individuals have agreed not to directly or indirectly

•                     offer, pledge, sell, or (other than the Company) contract to sell any common shares or ADSs,

•                     sell any option or contract to purchase any common shares or ADSs,

•                     purchase any option or contract to sell any common shares or ADSs,

•                     grant any option, right or warrant to purchase any common shares or ADSs,

•                     dispose of or transfer any common shares or ADSs or any securities convertible into or exercisable or exchangeable for common shares or ADSs,

•                     file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing, or

•                     enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares ADSs or other securities, in cash or otherwise.

Notwithstanding the foregoing, the Company is not restricted from contracting to sell common shares or ADSs so long as the issuance of such common shares or ADSs occurs after such 90-day period.

Indemnification and Contribution

We, the original warrant holders and the selling shareholders have agreed to indemnify the underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act. If we or they are unable to provide this indemnification, we will contribute to payments the underwriter and its controlling persons may be required to make in respect of those liabilities.

Listing on the NYSE and MERVAL

The ADSs are listed on the NYSE under the symbol “PAM” and the common shares are listed on the MERVAL under the symbol PAMP. However, neither we nor the selling shareholders can assure you that the prices at which the common shares or ADSs will sell in the market subsequent to this offering will not be lower than the offering price on the cover of this prospectus supplement or that an active or liquid trading market for the common shares or ADSs will develop.

Electronic Distribution

In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriter from bidding for and purchasing our ADSs.  However, the underwriter may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriter may purchase and sell our ADSs in the open market.  These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions.  Short sales involve the sale by the underwriter of a greater number of ADSs than it is required to purchase in the offering.  “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional ADSs described above.  The underwriter may close out any covered short position by either exercising its option to purchase additional ADSs or purchasing ADSs in the open market.  In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which it may purchase ADSs through the option granted to it.  “Naked” short sales are sales in excess of such option.  The underwriter must close out any naked short position by purchasing ADSs in the open market.  A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.  Stabilizing transactions consist of various bids for or purchases of shares of ADSs made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs.  As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market.  The underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs.  In addition, neither we nor the underwriter make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

European Economic Area

In relation to each member state of the European Economic Area, no offer of ADSs which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  to any legal entity which is a qualified investor as defined in the Prospectus Directive;
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer (the “Representative”); or
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ADSs is made or who receives any communication in respect of any offer of common shares, or who initially acquires any ADSs will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1)  it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ADSs acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representative has been given to the offer or resale; or where common shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the Representative and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of ADSs in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer in that Member State of ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.  Neither the Company nor the Representative have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for the Company or the Representative to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA.  Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland.  The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer.  Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA.  This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person.  This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients.  It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland.  This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons.  In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Relationships with Underwriter

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates.  They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF SECURITIES

Validity of the ADSs will be passed on for us and the selling shareholders by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, our U.S. counsel. The validity of the common shares will be passed upon for us and the selling shareholders by Salaverri, Dellatorre, Burgio & Wetzler Malbran, Buenos Aires, Argentina. Cleary Gottlieb Steen & Hamilton LLP will rely, without investigation, upon Salaverri, Dellatorre, Burgio & Wetzler Malbran as to all matters governed by Argentine law.

Validity of the ADSs will be passed on for the underwriter by Simpson Thacher & Bartlet LLP, New York, New York. The validity of the common shares will be passed on for the underwriter by Bruchou, Fernández Madero & Lombardi Buenos Aires, Argentina. Simpson Thacher & Bartlet LLP will rely, without investigation, upon Bruchou, Fernández Madero & Lombardi as to all matters governed by Argentine law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of  internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended  December 31, 2014 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm  given on the authority of said firm as experts in accounting and auditing.

With respect to the unaudited financial information  of Pampa Energía S.A. for the nine-month periods ended September 30, 2015 and 2014, incorporated by reference in this Prospectus, Price Waterhouse & Co. S.R.L. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 19, 2015 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information . Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse & Co. S.R.L. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information  because that report is not a “report” or a “part” of the registration statement prepared or certified by Price Waterhouse & Co. S.R.L. within the meaning of Sections 7 and 11 of the Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Argentina. Substantially all of our and our subsidiaries’ assets are located outside the United States. All of our directors and all our officers and certain advisors named in this prospectus supplement reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Our Argentine counsel, by Salaverri, Dellatorre, Burgio & Wetzler Malbrán has advised us that it may be difficult for an investor to bring in an Argentine court an original action predicated solely upon the civil liability provisions of U.S. federal securities laws against us, our directors and/or our officers. There is doubt as to whether Argentine courts would permit such actions or enforce any civil liabilities thereon.

If enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be subject to the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code. Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (3) the judgment does not violate the principles of public policy of Argentine law, and (4) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language.

The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim. Such tax rate varies from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898). Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff).

Subject to compliance with Article 517 of the Argentine Federal Civil and Commercial Procedure Code described above, a judgment against us or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

We have been further advised by our Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours, our directors, our executive officers and/or the advisors named in this prospectus supplement, respectively, may be limited by provisions in Argentine law.

A plaintiff (whether Argentine or non-Argentine) residing outside Argentina during the course of litigation in Argentina may be required to provide a bond to guarantee court costs and legal fees incurred under such litigation, if the plaintiff owns no real property in Argentina that could secure such payment. The aforementioned bond should have a value at least sufficient to pay for court fees and defendant’s attorney fees in the corresponding litigation, as determined by the Argentine judge. This requirement does not apply to the enforcement of foreign judgments. See “Risk Factors—Risks Related to Our Shares and ADSs—We are organized under the laws of Argentina and holders of the ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts” in the accompanying prospectus.

PROSPECTUS

PAMPA ENERGÍA S.A.

COMMON SHARES IN THE FORM OF AMERICAN DEPOSITARY SHARES

We or any selling shareholder identified in a prospectus supplement may offer and sell from time to time common shares and American Depositary Shares, or ADSs, representing common shares.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.  When we offer securities, the specific terms of the securities, the offering price and the specific manner in which they may be offered, will be described in supplements to this prospectus.  The securities may be offered and sold in one or more series in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus.

We or any selling shareholder may sell these securities directly, through agents designated from time to time or through underwriters or dealers.  If any of our agents or any underwriters are involved in the sale of securities, we will include the names of those agents or underwriters and any commissions or discounts they may receive in the applicable prospectus supplement.

Our common shares are currently listed on the Mercado de Valores de Buenos Aires (“MERVAL”) under the symbol “PAMP.”  ADSs representing our common shares are currently listed on the New York Stock Exchange  (“NYSE”) under the symbol “PAM.”

Investment in the securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission “SEC” nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE ARGENTINE COMISIÓN NACIONAL DE VALORES (THE NATIONAL SECURITIES COMMISSION, OR “CNV”).  THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY.  THE SECURITIES MAY NOT BE OFFERED OR SOLD OR BE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, NOR MAY BE IN ANY OFFERING MATERIAL RELATING TO THE SECURITIES BE CIRCULATED OR DISTRIBUTED TO THE GENERAL PUBLIC OR SPECIFIC SECTORS OR GROUPS, IN ARGENTINA, ABSENT AN AVAILABLE EXCEPTION UNDER THE ARGENTINE CAPITAL MARKETS LAW NO. 26,831,  AS AMENDED.  IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY ARGENTINE CITIZEN WHO MAY ACQUIRE SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

November 23, 2015

Table of Contents

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	2
PAMPA ENERGÍA	3
RISK FACTORS	4
USE OF PROCEEDS	7
DESCRIPTION OF COMMON SHARES	8
DESCRIPTION OF ADSs	16
TAXATION	23
SELLING SHAREHOLDERS	28
PLAN OF DISTRIBUTION	29
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
VALIDITY OF SECURITIES	31
ENFORCEABILITY OF CIVIL LIABILITIES	32
WHERE YOU CAN FIND MORE INFORMATION	33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	34

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein.  We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you.  This document may only be used where it is legal to sell these securities.  You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process.  Under this shelf process, we or any selling shareholder may from time to time offer the equity securities described in this prospectus.

As used in this prospectus, “Pampa Energía,” “we,” “our” and “us” refer to Pampa Energía S.A. and its consolidated subsidiaries and “securities” refers to our common shares and ADSs representing our common shares, unless the context otherwise requires or unless otherwise specified.

This prospectus only provides a general description of the securities that we or our shareholders may offer.  Each time we or any selling shareholder offers securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities.  We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC.  The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus.  Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual events may differ materially from our expectations.  In many cases we include, together with the forward-looking statements themselves, a discussion of factors that may cause actual events to differ from our forward-looking statements.  Examples of forward-looking statements include the following:

•         any changes in government policies or interventions, including changes in the economy, exchange controls, taxes, tariffs or regulatory framework, or in the delay or withholding of governmental approvals, as a result of presidential or legislative elections or otherwise;

•         our ability to arrange financing under reasonable terms;

•         the outcome and timing of the tariff renegotiation process of our regulated businesses and uncertainties relating to future government approvals to increase or otherwise adjust such tariffs;

•         changes in the laws and regulations applicable to energy and electricity and oil and gas sectors in Argentina;

•         general economic, social and political conditions in Argentina, and other regions where we or our subsidiaries operate, such as the rate of economic growth, fluctuations in exchange rates of the Peso or inflation;

•         restrictions on the ability to exchange Pesos into foreign currencies or to transfer funds abroad;

•         competition in the electricity, public utility services and related industries;

•         the impact of high rates of inflation on our costs;

•         deterioration in regional and national business and economic conditions in or affecting Argentina; and

•         other risks factors discussed under “Item 3.  Risk Factors.” in our 2014 Form 20-F.

We use words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and other similar expressions to identify forward-looking statements, but they are not the only way we identify such statements.

Forward-looking statements involve inherent risks and uncertainties.  We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. Some of these factors are discussed under “Risk Factors” in our most recent annual report on 20-F, which is incorporated in this prospectus by reference, any reports on Form 6-K that may be incorporated in this prospectus by reference or a prospectus supplement.  They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition.  See “Where You Can Find More Information” for information about how to obtain a copy of these documents.  We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.  You should evaluate any statements made by us in light of these important factors.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

PAMPA ENERGÍA

Pampa Energía S.A. is the largest fully integrated electricity company in Argentina.  Our generation subsidiaries had an aggregate installed generating capacity of 2,217 MW as of September 30, 2015, representing 7.0% of the installed generating capacity in Argentina at such date, and generated a total of 6,272 net GWh of electricity during the nine months ended September 30, 2015, representing approximately 6.1% of total electricity generated in Argentina during such period.  We own an indirect co-controlling interest in Transener, which operates and maintains the largest high voltage electricity transmission system in Argentina, with more than 18,524 km (including Transba) of high voltage transmission lines that, as of September 30, 2015, represented approximately 91% of the high voltage system in Argentina, according to the information made available by CAMMESA.  We believe that our subsidiary Edenor is the largest electricity distribution company in Argentina, in terms of number of customers and electricity sold (in terms of both GWh and pesos) in 2014, based on publicly available figures released by electricity distribution companies in Argentina.

We are incorporated as a sociedad anónima under the laws of Argentina.  Our principal executive offices are located at Ortiz de Ocampo 3302, Building #4, City of Buenos Aires, Argentina (C1425DSR).  Our telephone number is + 54 11 4809 9500.  Our website address is www.pampaenergia.com.  None of the information available on our website or elsewhere will be deemed to be included or incorporated by reference into this prospectus.

RISK FACTORS

We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference, or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to our Shares and ADSs

Trading of our common shares in the Argentine securities markets is limited and could experience further illiquidity and price volatility.

Argentine securities markets are substantially smaller, less liquid and more volatile than major securities markets in the U.S. In addition, Argentine securities markets may be materially affected by developments in other emerging markets, particularly other countries in Latin America. Our common shares are less actively traded than securities in more developed countries and, consequently, an ADS holder may have a limited ability to sell the common shares underlying ADSs (upon withdrawal from the ADSs facility) in the amount and at the price and time that it may desire. This limited trading market may also increase the price volatility of our common shares underlying the ADSs.

Holders of ADSs may be adversely affected by currency devaluations and foreign exchange fluctuations.

If the peso exchange rate falls relative to the U.S. dollar, the value of the ADSs and any distributions made thereon from the depositary, could be adversely affected. Cash distributions made in respect of the ADSs are received by the depositary (represented by the custodian bank in Argentine) in pesos, will be converted by the custodian bank into U.S. dollars at the then prevailing exchange rate and distributed by the depositary to the holders of the ADRs evidencing those ADSs if in the judgment of the depositary such amounts may be converted on a reasonable basis into U.S. dollars and transferred to the United States. In addition, the depositary will incur foreign currency conversion costs (to be borne by the holders of the ADSs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to the ADSs.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell the common shares underlying the ADSs on the MERVAL at the price and time you desire.

Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature. The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets. There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented approximately 66% of the aggregate market capitalization of the MERVAL as of September 30, 2015. Accordingly, although you are entitled to withdraw the common shares underlying the ADSs from the depositary at any time, your ability to sell such shares on the MERVAL at a price and time at which you wish to do so may be substantially limited.

We are traded on more than one market and this may result in price variations; in addition, investors may not be able to easily move shares for trading between such markets.

Trading in the common shares or ADSs in the United States and Argentina, respectively, will take place in different currencies (U.S. dollars on the NYSE and pesos on the MERVAL), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Argentina). The trading prices of the common shares on these two markets may differ due to these and other factors. Any decrease in the price of the common shares on the MERVAL could cause a decrease in the trading price of the ADSs on the NYSE. Investors could seek to sell or buy the common shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both our share prices on one exchange, and the ADSs available for trading on the other exchange. In addition, holders of ADSs will not be immediately able to surrender their ADSs and withdraw the underlying common shares for trading on the other market without effecting necessary procedures with the depositary.  This could result in time delays and additional cost for holders of ADSs.

As a foreign private issuer, we will not be subject to U.S. proxy rules and will be exempt from filing certain Exchange Act reports.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act, and we are generally be exempt from filing quarterly reports with the SEC under the Exchange Act.

In addition, we would lose our foreign private issuer status if a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We would have to present our financial statements under U.S. GAAP and may also be required to modify certain of our policies to comply with corporate governance practices applicable to U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

If we do not file or maintain a registration statement and no exemption from the Securities Act of 1933, or the Securities Act, registration is available, U.S. holders of ADSs may be unable to exercise preemptive rights granted to our holders of common shares.

Under Argentine corporations law, if we issue new shares as part of a capital increase, our shareholders may have the right to subscribe to a proportional number of shares to maintain their existing ownership percentage. Rights to subscribe for shares in these circumstances are known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights. Upon the occurrence of any future increase in our capital stock, U.S. persons (as defined in Regulation S under the Securities Act) holding our common shares or ADSs may be unable to exercise preemptive and accretion rights granted to our holders of common shares in connection with any future issuance of our common shares unless a registration statement under the Securities Act is effective with respect to both the preemptive rights and the new common shares, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file or maintain a registration statement relating to any preemptive rights offerings with respect to our common shares, and we cannot assure you that we will file or maintain any such registration statement or that an exemption from registration will be available. Unless those common shares or ADSs are registered or an exemption from registration applies, a U.S. holder of our common shares or ADSs may receive only the net proceeds from those preemptive rights and accretion rights if those rights can be assigned by the ADS depositary; if the rights cannot be sold, they will be allowed to lapse. Furthermore, the equity interest of holders of shares or ADSs located in the U.S. may be diluted proportionately upon future capital increases.

Our status as a foreign private issuer allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Argentine practices concerning corporate governance and intend to continue to do so.  For example, due to certain restrictions imposed by Argentine corporate law and Argentine securities law, our audit committee, unlike the audit committee of a U.S. issuer, will only have an “advisory” and/or “supervisory” role and may only make recommendations for adoption by our board of directors, which will be responsible for the ultimate vote and final decision.  Accordingly, holders of our ADSs will not have the same protections afforded to shareholders of U.S. companies that are subject to all of the NYSE corporate governance requirements.

If we are a passive foreign investment company for U.S. federal income tax purposes for any taxable year, U.S. Holders of our ADSs could be subject to adverse U.S. federal income tax consequences.

If we were a “passive foreign investment company”, within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended, or a PFIC, for any taxable year during which a U.S. Holder (as defined in “Taxation—U.S. Federal Income Tax Considerations”) holds our ADSs or common shares, certain adverse U.S. federal income tax consequences may apply to the U.S. Holder. We do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or the reasonably foreseeable future, although there can be no assurance in this regard. Our possible status as a PFIC must be determined annually and therefore may be subject to change. This determination will depend on the composition of our income and assets, the market valuation of our assets (including, among others, our goodwill) from time to time, and our spending schedule for cash balances and the proceeds of any offering, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC, U.S. Holders of our ADSs or common shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on gains recognized and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements.

Changes in Argentine tax laws may adversely affect the tax treatment of our common shares or ADSs.

On September 23, 2013, the Argentine income tax law was amended by the passage of Law 26,893. Under the amended law, the distribution of dividends is subject to income tax at a rate of 10%, unless the dividends are distributed to Argentine corporate entities. In addition, the amended law establishes that the sale, exchange or other transfer of shares and other securities is subject to a capital gain tax at a rate of 15% for Argentine resident individuals and foreign beneficiaries. There is an exemption for Argentine resident individuals if certain requirements are met; however, there is no such exemption for non-Argentine residents. See “Taxation—Material Argentine Tax Considerations.” However, as of the date hereof many aspects of the amended tax law remain unclear and, pursuant to certain announcements made by Argentine tax authorities, they are subject to further rulemaking and interpretation, which may adversely affect the tax treatment of our common shares and/or ADSs. The income tax treatment of income derived from the sale of ADSs, dividends or exchanges of shares from the ADS facility may not be uniform under the revised Argentine income tax law. The possibly varying treatment of source income could impact both Argentine resident holders as well as non-Argentine resident holders. In addition, should a sale of ADSs be deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued regarding the mechanism for paying the Argentine capital gains tax when the sale exclusively involves non-Argentine parties. However, as of the date of this prospectus, no administrative or judicial rulings have clarified the ambiguity in the law. Conversely, if the sale of ADSs were deemed to give rise to foreign source income, no income tax would apply.

Therefore, holders of our common shares, including in the form of ADSs, are encouraged to consult their tax advisors as to the particular Argentine income tax consequences under their specific facts.

We are organized under the laws of Argentina and holders of the ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts.

We are organized under the laws of Argentina. A significant portion of our and our subsidiaries’ assets are located outside the U.S. Furthermore, all of our directors and officers and some advisors named in this prospectus reside in Argentina. Investors may not be able to effect service of process within the U.S. upon such persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the U.S., including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in an Argentine court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

Prior to any enforcement in Argentina, a judgment issued by a U.S. court will be subject to the requirements of Article 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code if enforcement is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires. Those requirements are: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (3) the judgment does not violate the principles of public policy of Argentine law and (4) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish, including, without limitation, the foreign judgment and other documents related thereto, requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language. See “Enforceability of Civil Liabilities.”

Pursuant to separate indemnification agreements, we indemnify our directors for and hold them harmless against all claims, actions, suits or proceedings brought against them, subject to limited exceptions. The rights and obligations among or between us and any of our current or former directors and officers are generally governed by the laws of Argentina and subject to the jurisdiction of the Argentine courts, unless such rights or obligations do not relate to or arise out of their capacities listed above.

USE OF PROCEEDS

Unless otherwise disclosed in connection with a particular offering of securities, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

We will not receive any proceeds from the sale of our common shares or ADSs to be sold by any selling shareholders.  Such proceeds will be received by such selling shareholders.

DESCRIPTION OF COMMON SHARES

The following information describes our common shares and preferred shares and provisions of our by-laws and of the Argentine Corporation Law. This description is only a summary. You should read and refer to our by-laws incorporated by reference in the registration statement of which this prospectus is a part and our Form 20-F.

SHARE CAPITAL

     Pursuant to our by-laws, our capital stock can be amended by the vote of a majority of our shareholders. As of September 30, 2015, our outstanding capital stock amounts to 1,314,310,895 common shares, with a par value of Ps. 1.00 each and the right to one vote per share, of which 708,627,775 shares were in the form of ADSs (representing 28,345,111 ADSs). All outstanding shares are fully paid in and our common shares have been listed on the Buenos Aires Stock Exchange since 1947.

     Prior to May 31, 2006, we had 6 million outstanding common shares, with a par value of Ps. 1.00 per share. On May 31, 2006, September 28, 2006 and February 1, 2007, we consummated capital increases of 140 million, 300 million and 600 million additional shares, respectively. Also, on September 28, 2007, we issued an additional 480,194,242 shares to the former indirect shareholders of EASA (including shares in the form of ADSs) in connection with our acquisition of Edenor.

     On June 16, 2006, our shareholders approved an Opportunities Assignment Agreement (Convenio de Asignación de Oportunidades) and on September 27, 2006, we entered into warrant agreements with Marcelo Mindlin, Damián Mindlin, Gustavo Mariani and Ricardo Torres for the issuance of warrants for up to 20% of our capital stock on a fully diluted basis as consideration for their obligation to assign to the company certain qualified investment opportunities. Pursuant to the amendment to the warrant agreements executed on September 28, 2007, the exercise price and the number of underlying shares that the warrants give the right to purchase will not adjust in case of future capital increases (other than stock dividends or capitalization of reserves).

On August 7, 2006, the CNV approved a public offering of 20% our capital stock on a fully diluted basis that underlies the warrants. On our shareholders’ meeting held on August 30, 2007, our shareholders approved the issuance of 480,194,242 common shares. Our capital stock as of such date consisted of 1,526,194,242 common shares. As a consequence of such capital increase, the warrants were adjusted in accordance with the terms of the warrants agreements, to an aggregate of 381,548,563 warrants which, as of that date, granted the right to subscribe for shares representing 20% of our capital stock on a fully diluted basis.

As of the date of this registration statement, we have issued 381,548,563 warrants, granting the right to subscribe equal number of common shares, at an exercise price of U.S. $0.27 per share. The warrants were fully vested on September 28, 2014. The exercise period for the warrants is 15 years from September 27, 2006, their date of issue, after which time the warrants expire. As of the date of this registration statement, we have repurchased and cancelled 211,883,347 shares of our common stock. Consequently, the outstanding warrants grant the right to subscribe for 22.5% of our capital stock on a fully diluted basis.

We valued the warrants granted at Ps. 2,639,003.56. We record a compensation expense ratably over the effective term of the Opportunities Assignment Agreement consistent with the vesting period, with a credit to the equity reserve. At September 30, 2015, the equity reserve totaled Ps. 266.1 million.

MEMORANDUM AND ARTICLES OF ASSOCIATION

Corporate Purpose

     Pursuant to Article 4 of our by-laws, our corporate purpose is to carry out investment activities in any kind of ventures and companies whatsoever, either directly or through third parties or in association with third parties, in Argentina or abroad, in accordance with and subject to the limitations set forth by Argentine laws and regulations in force; we may organize or take part in the organization of companies or acquire and hold shareholding interests in companies already existing or to be created in Argentina or abroad, be member of temporary business associations, pooling agreements, joint ventures and consortia; make capital contributions for transactions already executed or to be executed in the future; provide financing, exception made of such activities as are governed by the financial institutions law; enter into management agreements in order to manage third-party projects or to be managed by third parties, take part in the purchase, sale and trading of securities, stock and any kind of negotiable instruments and commercial paper in any systems and under any mechanisms already in existence or to be created in the future. We may also acquire, develop, dispose of, encumber, and give and take on lease, concession or lease with option to purchase, any kind of personal and real property for investment purposes. To such end, we have full legal capacity to acquire rights and incur obligations and to carry out any such acts as are not prohibited by the laws or our bylaws, including, without limitation, guaranteeing any obligations of our company or any third party.

Year-End Date

     Our shareholders’ meeting on October 11, 2006 resolved to substitute our former fiscal year-end date of June 30 with the current year-end date of December 31. Registration of this change in the fiscal year-end date with the Argentine Public Registry of Commerce was completed on May 3, 2007.

Shareholders’ Liability

     Shareholders’ liability for losses of a company is limited to the value of their shareholdings in the company. However, under the Argentine Corporate Law, shareholders who have a conflict of interest with the company and do not abstain from voting may be held liable for damages to the company, provided that the votes have been decisive for the formation of the corporate will. In addition, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine laws or a company’s by-laws (or regulations, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution. See also “Item 3. Key Information—Risk Factors—Risks relating to our shares and the ADSs—Our shareholders may be subject to liability for certain votes of their securities” in our 2014 Form 20-F.

Redemption and Withdrawal Rights

     Our shares are subject to a proportional redemption in connection with a capital reduction by the vote of a majority of shareholders at an extraordinary shareholders’ meeting based on a favorable report of a statutory auditor. Any shares so redeemed must be cancelled by us.

     In that event, we would be required to reimburse the value of the shares to the shareholders exercising such right in the cases described below.

     Whenever our shareholders approve a spin-off or merger in which we are not the surviving corporation and the shares our shareholders receive as a result of such spin-off or merger are not publicly traded, the change of our corporate legal status, a fundamental change in our corporate purpose, change of our domicile outside of Argentina, voluntary withdrawal from public offering or delisting, our continuation in the case of mandatory delisting or cancellation of the public offering authorization, or a total or partial recapitalization following a mandatory reduction of our capital or liquidation, any shareholder that voted against such action or did not attend the meeting at which the decision was taken, may withdraw and receive the book value of its shares, determined on the basis of our latest balance sheet prepared or that should have been prepared in accordance with Argentine laws and regulations, provided that such shareholder exercises its appraisal rights within a determined period. However, because of the absence of legal precedent directly on point, there is doubt as to whether holders of ADSs will be able to exercise their appraisal rights either directly or through the depositary with respect to the shares represented by the ADSs. The appraisal rights must be exercised within the five days following the adjournment of the meeting at which the resolution was adopted, in the event that the dissenting shareholder voted against such resolution, or within 15 days following such adjournment if the dissenting shareholder did not attend such meeting and can prove that it was a shareholder on the date of such meeting. In the case of merger or spin-off, appraisal rights may not be exercised if the shares to be received as a result of such transaction are authorized for public offering or listed. Appraisal rights are extinguished if the resolution giving rise to such rights is revoked at another shareholders’ meeting held within 60 days of the meeting at which the resolution was adopted.

     Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted, except when the resolution was to delist our shares or to continue following a mandatory delisting, in which case the payment period is reduced to 60 days from the resolution date.

Preemptive and Accretion Rights

     Pursuant to section 194 of the Argentine Corporate Law, holders of common shares have preemptive rights proportionate to the number of shares held by each holder, to subscribe for shares of capital of the same class owned by the shareholder, and accretion rights to subscribe additional common shares not subscribed by other shareholders on a pro rata basis. Preemptive rights and accretion rights may be waived only by each shareholder on a case-by-case basis. In accordance with section 194 of the Argentine Corporate Law, our by-laws provide that the holders of common shares have preemptive rights to subscribe additional common shares in any amount sufficient to maintain their pro rata share of capital.

     Alternatively, pursuant to the Argentine Corporate Law, in exceptional cases and on a case by case basis when required for the best interest of the company, the shareholders at an extraordinary meeting with a special majority may decide to limit or suspend shareholders preemptive rights, provided that the resolution is included in the agenda of the meeting and the shares to be issued are paid in kind or are issued to cancel preexisting obligations.

     Pursuant to Argentine law, if authorized by an extraordinary shareholders’ meeting, companies authorized to make public offerings of their shares may shorten the period during which preemptive rights may be exercised from 30 to up to 10 days following the publication of the offering to the shareholders to exercise preemptive rights in the official gazette and a newspaper of wide circulation in Argentina. Preemptive rights are exercisable following the described publication (which has to be made for three days) for a period of 30 days, provided such period is not reduced as described above.

     Shareholders who have exercised their preemptive rights have the right to exercise accretion rights at the same time, on a pro rata basis, with respect to any unsubscribed common shares. Shares not subscribed by shareholders by virtue of preemptive or accretion rights may be offered to third parties.

     Holders of ADSs may be restricted in their ability to exercise preemptive rights if a prospectus under the Securities Act relating thereto has not been filed or is not effective or an exemption from registration is not available.

Voting Rights

     Under our by-laws, our common shares entitle the holder thereof to one vote per share at any meeting of our shareholders.

Dividends

     In accordance with section 36 of our by-laws, our yearly net income (as adjusted to reflect changes in prior results) is allocated in the following order:

(1) to comply with our legal reserve policy requirement of 5% of our realized and liquid earnings until such reserve equals up to 20% of the capital (pursuant to section 70 of the Argentine Corporate Law);

(2) to pay the accrued fees of the members of the board of directors and statutory audit committee;

(3) for voluntary or contingent reserves, as may be resolved from time to time by our shareholders at the annual ordinary shareholders’ meeting; and

(4) the remainder of the net income for the year may be distributed as dividends on common shares or as otherwise decided by our shareholders at the annual ordinary shareholders’ meeting.

Registration Requirements of Foreign Companies

     Under the Argentine Corporate Law, foreign companies that hold shares in an Argentine company must register with the public registry of commerce to exercise certain shareholder rights, including voting rights. The registration with the public registry of commerce in certain jurisdictions, such as in the City of Buenos Aires, requires the filing of corporate and accounting documents in order to demonstrate that the foreign shareholder: (1) is not a special purpose vehicle created solely to conduct business in Argentina, (2) owns non-current assets outside of Argentina that are significant compared to its assets owned or to be owned in Argentina and (3) is entitled to conduct business in its place of organization.

Liquidation Rights

     Pursuant to section 109 of the Argentine Corporate Law, in the case of our liquidation or dissolution, our assets will be applied to satisfy our outstanding liabilities and then proportionally distributed among holders of our shares.

Ordinary and Extraordinary shareholders’ Meetings

     Shareholders’ meetings may be ordinary meetings or extraordinary meetings. We are required to convene and hold an ordinary meeting of shareholders within four months of the close of each fiscal year to consider the matters specified in the first two paragraphs of Section 234 of the Argentine Corporate Law, such as the approval of our financial statements, allocation of net income for such fiscal year, approval of the reports of the board of directors and the audit committee and election, performance and remuneration of directors and members of the statutory audit committee. In addition, pursuant to Transparency Decree, at an ordinary shareholders’ meetings, our shareholders must consider (1) the disposition of, or creation of any lien over, our assets as long as such decision has not been performed under the ordinary course of business and (2) the execution of administration or management agreements and whether to approve any agreement by virtue of which the assets or services provided to us are paid partially or totally with a percentage of our income, results or earnings, if the payment is material when measured against the volume of the ordinary course of business and our shareholders’ equity. Other matters that may be considered at an ordinary shareholders’ meeting convened and held at any time include the responsibility of directors and members of the statutory audit committee, capital increases and the issuance of certain notes. Extraordinary shareholders’ meetings may be called at any time to consider matters beyond the authority of an ordinary meeting including, without limitations, the amendment of our by-laws, issuance of debentures, early dissolution, merger, spin off, reduction of capital stock and redemption of shares, transformation from one type of entity to another, appointment, removal and retribution of the liquidators and limitation or suspension of shareholders’ preemptive rights.

     In accordance with Article 21 g) of our by-laws, our board of directors has broad borrowing powers, and may incur any indebtedness without the approval of the shareholders, unless the indebtedness consists of the issuance of notes (pursuant to Law No. 23,576) or debentures (pursuant to the Argentine Corporate Law), in which cases, the decision must be approved by our shareholders as described above.

Notices of Meetings

     Notices of shareholders’ meetings are governed by the provisions of the Argentine Corporate Law. Furthermore, notice of shareholders’ meetings must be published for five days in the Official Gazette, in an Argentine newspaper of wide circulation and in the bulletin of the Buenos Aires Stock Exchange, at least 20 but not more than 45 days prior to the date on which the meeting is to be held. Such notice must include information regarding the type of meeting to be held, the date, time and place of such meeting and the agenda. If a quorum is not available at such meeting, a notice for a meeting on second call, which must be held within 30 days of the date on which the first meeting was called, must be published for three days at least eight days before the date of the meeting on second call. The above described notices of shareholders’ meetings may be effected simultaneously for the meeting on second call to be held on the same day as the first meeting, only in the case of ordinary meetings and special shareholders’ meetings of a relevant class of shares. Shareholders’ meetings may be validly held without notice if all the shares of our outstanding share capital are present and resolutions are adopted by unanimous vote of shares entitled to vote.

Quorum and Voting Requirements

     The quorum for ordinary meetings of shareholders on first call is a majority of the shares entitled to vote, and action may be taken by the affirmative vote of an absolute majority of the shares present that are entitled to vote on such action. If a quorum is not available at the first meeting a meeting on second call may be held at which action may be taken by the holders of an absolute majority of the shares present, regardless of the number of such shares. The quorum for an extraordinary shareholders’ meeting on first call is 60% of the shares entitled to vote, and if such quorum is not available, a meeting on second call may be held, for which the quorum is 30% of the shares entitled to vote.

     Action may be taken at extraordinary shareholders’ meetings by the affirmative vote of an absolute majority of shares present that are entitled to vote on such action, except that: the approval of a majority of shares with voting rights (for these purposes, non-voting preferred shares shall have voting rights and multiple votes shares shall have one vote per share), is required at both the meetings on first and second call for: (1) the transfer of our domicile outside Argentina, (2) a fundamental change of the corporate purpose set forth in our by-laws, (3) total or partial recapitalization, (4) limitation or suspension of the shareholders’ preemptive and accretion rights, (5) the creation of voluntary reserves with the company’s net profits, if such funds together with the existing voluntary reserves exceeds the amount of capital stock and legal reserves, (6) continuation of the company upon delisting or cancellation of our public offering authorization or (7) merger or spin-off (except if we are the absorbing company), and (8) our anticipated dissolution.

     Pursuant to Article 33 of our by-laws: (1) any amendment to the regime of Mandatory Public Tender Offer upon acquisition of a controlling interest in our capital stock, as described below under “—Mandatory Public Tender Offer Upon Acquisition of 50% of our Voting Shares,” requires for approval the favorable vote of shares representing at least 66.6% of the capital stock issued and outstanding, (2) any amendment to the rules of the Audit Committee as well as any amendment to the regime of Mandatory Public Tender Offer upon acquisition of a significant interest in our capital stock as described below under “—Mandatory Public Tender Offer upon Acquisition of 35% of our Voting Shares,” shall require for approval the favorable vote of at least 66.6% of the shareholders in attendance at the meeting to the extent that they represent at least 35% of the capital stock issued and (3) any amendment to the special majority regime as established above which shall require for approval the same special majority intended to be amended.

     Shareholders’ meetings may be called by the board of directors or the members of the statutory audit committee whenever required by law or whenever they deem it necessary. Also, the board or the members of the statutory audit committee are required to call shareholders’ meetings upon the request of shareholders representing an aggregate of at least five percent of our outstanding share capital in which case the meeting must take place within 40 days of such shareholders’ request. If the board or the statutory audit committee fails to call a meeting following such a request, a meeting may be ordered by the CNV or by the courts. In order to attend a meeting, a shareholder must also deposit with us a certificate of book entry shares registered in its name and issued by Caja de Valores at least three business days prior to the date on which the meeting is to be held. If so entitled to attend a meeting, a shareholder may be represented by proxy. Proxies may not be granted to our board, members of the statutory audit committee, officers or employees.

Election of Directors

     In accordance with Article 12 of our by-laws, our board of directors is composed of ten regular members appointed by the Ordinary Meeting of Shareholders. Our directors will be elected for three-year terms, which terms shall be in force until a replacement director is appointed. The election of our directors will be made on a staggered basis, so that one third of the board membership is renewed each year. The directors will be elected by slate, always provided that no shareholder or group of shareholders holding more than 3% of our capital stock objects to such election method. In the event of such an objection, their election will be made individually. Any shareholder or group of shareholders who holds more than 3% of our capital stock (each, a Proposer) may require our Board to give notice to the other shareholders of the candidate slate or individual candidates to be proposed by such shareholder or group of shareholders to the shareholders’ meeting for election. In the case of depositary banks that are holders of shares of our common stock registered in their name, this rule will be applicable to the beneficiaries. To such end, the relevant slate executed by the Proposer or its representatives, as applicable, will be sent to the chairman of our board or whoever replaces him, no less than five business days prior to the date of the relevant shareholders’ meeting, so as to be officially notified by publication in the Bulletin of the Buenos Aires Stock Exchange at least two days prior to the meeting’s date. In order to facilitate the formation of the slates and the record of the candidates’ names, as from the date of the first notice calling for the relevant meeting, a special book will be made available to the shareholders at the registered office in which the names of the slates or candidates proposed by any shareholders shall be recorded. Similarly, our board of directors will propose to the shareholders’ meeting a slate of candidates for election by slate or individually, if the former election method were objected to, whose names will be made known to all the shareholders together with the slates proposed by the Proposer. In addition, no proposal for the election of directors may be made, either before or during the shareholders’ meeting, unless written evidence of acceptance of office by the proposed candidates is submitted to us. Such slate or person, as the case may be, who obtains the vote of a majority of the shares present at the meeting will be declared elected. If no slate obtains such majority, a new voting will be taken in which the two slates or persons that obtained the largest number of votes will take part, and the slate or person who obtains the largest number of votes will be declared elected. The preceding rules will not prevent a shareholder who is present at the shareholders’ meeting from proposing candidates not included in the proposals from our board of directors.

     There are no provisions under Argentine law or in our by-laws providing for the retirement of directors under an age limit requirement.

Directors’ compensation

     In accordance with Article 31 of our by-laws, our director’s compensation is considered and approved by our shareholders in an ordinary meeting held in compliance with such law. Additionally, pursuant to our audit committee charter, our audit committee is responsible for approving, by a vote of only its independent members, any proposal related to the remuneration and compensation of our directors and executive officers, before any proposal, which is always non-binding, is submitted by our board of directors to the shareholders for their consideration. Any proposal for remuneration or compensation that is not approved by our audit committee cannot be submitted by the board of directors to our shareholders.

Mandatory Public Tender Offer Upon Acquisition of 35% of Our Voting Shares

     Our by-laws provide in Article 38 that in the event that any person, directly or indirectly, individually or in agreement with other persons, by any means or title (pursuant to a sale, an assignment, pursuant to foreclosure proceedings either at court or out of court, or pursuant to any other means of disposal or transfer), acquires or becomes the beneficial owner of shares of our common stock, options, warrants or securities of the company convertible into shares, convertible notes, GDRs or ADRs and options to acquire shares (together, our Securities) representing, or entitling in the event of conversion, when added to such person’s prior holding, if any, to 35% or more of our voting stock, even though such interest does not confer control over us, such person or group of persons shall be required to publicly tender for 100% of our outstanding capital stock and Securities at a price no less than the highest of: (1) the share price of the company in U.S. dollars determined based on a valuation of our net worth prepared by an independent, internationally-recognized investment bank, the valuation must take into account an increase in the company’s capital stock as a result of the exercise of conversion rights as contained in the Securities and must be performed on the basis of the most recent balance sheet approved by the company; (2) 135% of the subscription price (denominated in U.S. Dollars, as of the date of subscription of any shares issued as a result of a capital increase during the 24-month period immediately preceding the date of the notice of such person or group of persons announcing the commencement of the mandatory tender offer for the acquisition of a significant interest herein established, adjusted to reflect any stock split, stock dividends, par value variation, capital reduction, earning capitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby bonus shares of our common stock and/or Securities are delivered; and (3) 135% of the weighted average listing price in U.S. Dollars (at closing of trading) of our shares of common stock and/or GDRs during the 120-day period immediately preceding the notice announcing the commencement of the mandatory tender offer due to acquisition of a significant interest, in the Buenos Aires Stock Exchange and in New York and at any other exchange or market in which our shares and Securities are listed, adjusted to reflect any stock split, stock dividend, par value variation, capital reduction, earning capitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby bonus shares of our common stock and/or Securities are delivered. Article 38 of our by-laws also provides that a mandatory tender offer is not required in the event of an acquisition of more than 35% of our shares that results from the subscription of shares of common stock or securities of the Company to be issued pursuant to the capital increase approved at the extraordinary shareholders’ meeting held on June 16, 2006.

Mandatory Public Tender Offer Upon Acquisition of 50% of Our Voting Shares

     Our by-laws provide in Article 38 that in the event that any person, directly or indirectly, individually or in agreement with other persons, by any means or title (pursuant to a sale, an assignment, foreclosure proceedings either at court or out of court, or to any other means of disposal or transfer), acquires or becomes the beneficial owner of shares of our common stock and/or Securities, representing or entitling in the event of conversion, when added to such person’s prior holding, if any, more than 50% of our voting stock or in any other way entitling the purchaser to exercise the power to remove a majority of our directors (each, a Controlling Interest), prior to acquiring such Controlling Interest, such person or group of persons shall make a public tender offer to purchase shares of our common stock and Securities held by all other shareholders at a price no less than the highest of: (1) the share price of the company in U.S. Dollars, determined based on a valuation of our net worth prepared by an independent, internationally-recognized investment bank, the valuation must take into account an increase in the company’s capital stock as a result of the exercise of conversion rights as contained in the Securities of the company and must be performed on the basis of the most recent balance sheet approved by the company; (2) 135% of the subscription price denominated in U.S. Dollars, as of the date of subscription of any shares issued as a result of a capital increase during the 24-month period immediately preceding the date of the notice announcing the commencement of the mandatory tender offer for the acquisition of a significant interest herein established, adjusted to reflect any stock split, stock dividends, par value variation, capital reduction, earning capitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby bonus shares of our common stock and/or Securities are delivered; (3) 135% of the weighted average listing price in U.S. Dollars (at closing of trading) of our shares of common stock and/or GDRs or ADRs during the 120-day period immediately preceding the notice announcing the commencement of the mandatory tender offer due to acquisition of a significant interest, in the Buenos Aires Stock Exchange and in New York and at any other exchange or market in which our shares and Securities are listed adjusted to reflect any stock split, stock dividends, par value variation, capital reduction, earning capitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby bonus shares of our common stock and/or Securities are delivered; and (4) the highest price per share or Securities paid by such person or on behalf of such person, in relation to any acquisition of shares and/or Securities within a period of two years immediately prior to the announcement of Acquisition of a Controlling Interest, adjusted to reflect any stock split, stock dividend, par value variation, capital reduction, earning recapitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby shares of our common stock or other securities are delivered.

Duty to Inform

     Our by-laws provide in Article 38 that any person, whether acting directly or indirectly through other persons or legal entities, as well as any group of people acting in agreement with other persons, who (1) acquires or sells our shares of common stock or Securities by any means or title, (2) alters the configuration or composition of its direct or indirect interest in our capital stock, (3) converts notes into shares of common stock, (4) exercises options to purchase any convertible securities mentioned or (5) changes its intention with respect to its interest in our capital stock, in existence at the time any of the assumptions provided for in preceding (1) to (4), as long as, in each case, the purchase made in each of such assumptions grants control over 5% or more of our capital stock or voting rights, shall, immediately upon consummation of the transaction or change in intentions, inform us of such circumstances, irrespective of compliance with any additional duty that applicable securities rules and regulations may require if such were the case. Future transactions for an amount equivalent to a multiple of 5% of our capital stock or voting rights must also be communicated to us.

Form and Transfer

     Our current share capital is represented by book-entry shares. Our shareholders are required to hold their shares through book-entries directly made by Caja de Valores in the shares registry of the company carried by Caja de Valores or through book-entries with brokers, banks and other entities approved by the CNV that have accounts with Caja de Valores, or with the participants of Caja de Valores. Caja de Valores is in charge of maintaining a shares registry on our behalf based on information received from shareholders that choose to hold their shares directly by registration on the shares registry of the company and from participants of Caja de Valores, and in accordance with Argentine law only those holders listed in the shares registry either directly or through participants of Caja de Valores will be recognized as shareholders. Shares held by participants of the Caja de Valores have the same rights as shares recorded in our shareholders’ register.

Certain Differences between Argentine and U.S. Corporate Law

     Investors should be aware that the Argentine Corporate Law and the Argentine Securities Market Law, both of which apply to us, differ in certain material respects from laws generally applicable to U.S. corporations and their shareholders.

Mergers, consolidations, and similar arrangements

     Under Argentine law, a company is permitted to merge with another company only if a majority of the shares representing the company’s outstanding capital stock approve the merger at a duly convened general extraordinary shareholders’ meeting. In addition, a higher threshold requiring the approval of greater than a majority of shares may be imposed under the company’s by-laws.

     In contrast, under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Anti-Takeover provisions

     Although a specific rule does not exist regarding anti-takeover provisions under Argentine law, public companies are allowed to include provisions in their by-laws in order to restrict the ability of third parties to acquire control of the company. The company’s by-laws may provide that in order to take certain actions, a supermajority is required with respect to the shares entitled to vote thereon. Pursuant to the CNV rules, any group or individual that directly or indirectly seeks to acquire an amount of voting shares of a company (including rights to subscribe to such shares or options to acquire such shares), that could result in substantial participation rights with respect to the capital stock of such company, is required to, prior to the acquisition and within ten days of seeking to acquire such company, conduct a mandatory public offering. For a detailed description of the anti-takeover provisions in our bylaws, see “—Mandatory Public Tender Offer Upon Acquisition of 35% of Our Voting Shares” and “—Mandatory Public Tender Offer Upon Acquisition of 50% of Our Voting Shares.”

     In contrast, under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

  prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

  at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders’ meeting by at least 66 2/3% of the voting stock that is not owned by the interested shareholder.

Shareholders’ suits

Class action lawsuits

     Under Argentine law, class action lawsuits are not permitted. In contrast, under Delaware law, class actions and derivative actions are generally available to shareholders for purposes of, among other things, breaches of fiduciary duty, corporate waste and other actions or omissions that conflict with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with the action.

Shareholder proposals

     Under Argentine law, directors are nominated by shareholders, and there is no special provision restricting the manner in which nominations may be made. Our by-laws provide for election of directors by slate or individually, as described with further detail under “—Election of Directors.”

     In contrast, Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of special shareholders’ meetings

     Under Argentine law and our by-laws, a shareholders’ meeting may be convened by the board of directors or by the statutory audit committee. Under our by-laws, shareholders representing at least 5% of our outstanding capital stock may request that the board of directors or the statutory audit committee call a shareholders’ meeting to discuss the matters indicated in the written request. The request must indicate the subject to be dealt with and the board of directors or the statutory audit committee must convene a shareholders’ meeting to be held within forty days after receipt of the request. If the board of directors or the statutory audit committee fails to convene a shareholders’ meeting, the meeting may be called by the public authority or judicially.

     Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws to call a special meeting of shareholders.

Cumulative voting

     Under Argentine law, cumulative voting for the election of one third of the vacant directors is permitted. Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Approval of corporate matters by written consent

     Under Argentine law, a shareholder is not allowed to take action or vote by written consent.

     Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders’ meeting at which all voting shares were present and voted.

Amendment of certificate of incorporation

     Under Argentine law, it is not possible to amend a company’s acta constitutiva (certificate of incorporation). However, the provisions that govern an Argentine company are contained in each company’s bylaws, which may be amended in the manner described below. Under Delaware law, a company’s certificate of incorporation generally may be amended by a vote of the majority of shareholders entitled to vote thereon (unless otherwise provided in the certificate of incorporation), subsequent to a resolution of the board of directors proposing such amendment.

Amendment of by-laws

     Under Argentine law, amending a company’s by-laws requires shareholder approval at an extraordinary shareholders’ meeting. Argentine law and our by-laws require that at least 60% of the voting shares, at first call, or 30% at second call, which represent the company’s outstanding capital stock, be present at the meeting and that the resolutions be approved by an absolute majority of the present shares (unless the by-laws require a higher threshold). Pursuant to our by-laws, certain resolutions must be taken by 66.6% of the voting shares, present or not at the meeting.

     Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend, and repeal the by-laws of a corporation.

Staggered board of directors

     Argentine law permits companies to have (and our by-laws provide for) a staggered board of directors. Delaware law also permits corporations to have a staggered board of directors.

DESCRIPTION OF ADSs

The Bank of New York Mellon, as depositary, will deliver the American Depositary Shares, also referred to as ADSs. Each ADS will represent 25 common shares (or a right to receive 25 common shares) deposited with the principal Buenos Aires office of Banco Santander Río S.A., as custodian for the depositary in Argentina. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, Floor 4E, New York, N.Y. 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depositary Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to an ADS holder. This description assumed you are an ADS holder. If you hold the ADS indirectly, you must rely on the procedures of your broker or other financial institution to asset the rights of ADS holders described in this section. You should consult your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Argentine law governs shareholder rights. The depositary will be the holder of the common shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 34 of this prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the common shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent.

•      Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. The depositary may in its discretion hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid or distribute it to the ADS holders entitled to receive the same. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•      Common Shares. The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will use reasonable efforts to sell common shares which would require it to deliver fractions of ADSs and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

•      Rights to purchase additional common shares. If we offer holders of our securities any rights to subscribe for additional common shares or any other rights, the depositary will have discretion as to the procedure to be followed in making these rights available to you or in disposing of such rights on your behalf and making the net proceeds of any such disposition available to you. If the depositary decides it is not legal and feasible to make the rights available, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf. The depositary will then deposit the common shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by common shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the U.S. In this case, the depositary may deliver restricted depositary common shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•      Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is equitable and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and subject to your delivery to the depositary or the custodian of any certificates required under Argentinean law, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to the persons you request.

How do ADS holders cancel an ADS and obtain common shares?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the ADS to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the common shares underlying your ADSs. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the common shares or other deposited securities underlying your ADSs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Argentinean law and the provisions of our by-laws, to vote or to have its agents vote the common shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the common shares. However, you may not know about the meeting far enough in advance to withdraw the common shares. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to vote the number of deposited securities represented by your ADSs in favor of all resolutions proposed by our board of directors or, in the case of a resolution not proposed by our board of directors, in the same manner as the majority of all other votes cast at the meeting in respect of that resolution.

However, the depositary will not vote shares underlying ADSs as to which it did not receive actual instructions from ADS holders as to a matter if we notify the depositary that:

•      we do not wish it to vote;

•      we think there is substantial shareholder opposition to the particular question; or

•      we think the particular question would have a material and adverse impact on our shareholders.

The depositary will only vote or attempt to vote as you instruct or as described above or, in the event that the depositary does not receive voting instructions from you by the specified date and the above situations are not applicable, the depositary may deem instructions to have been given to vote in favor of the resolutions proposed by the board of directors or, in the case of a resolution not proposed by the board of directors, in the same manner as the majority of all other votes cast at the meeting in respect of that resolution.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your common shares. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your common shares are not voted as you requested.

Record Dates

For the determination of the ADS holders who will be responsible for the fee assessed by the depositary for administration of the ADS program and for any expenses provided for in the deposit agreement, as well as for the determination of the ADS holders who will be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders will be so entitled or obligated.

Fees and Expenses for Holders of ADSs

Persons depositing or withdrawing common shares or ADS holders must pay:	For:
• U.S. $ 5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

• Issuance of ADSs, including issuances resulting from a distribution of common shares or rights or other property; and

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• U.S. $ 0.02 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable by you if the Company distributes shares and you deposit the shares with the depositary for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADSs holders

• U.S. $ 0.02 (or less) per ADS per calendar year	• Depositary services

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); and • Converting foreign currency into U.S. Dollars

• Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-accruing services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders.  In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for  its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that  it  will retain  for  its  own  account. The  revenue  is  based on,  among other  things, the difference between  the  exchange  rate assigned to  the  currency conversion  made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Owners, subject to the depositary's obligations under the deposit agreement.  The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our common shares;

• Reclassify, split up or consolidate any of the deposited securities;

• Distribute securities on the common shares that are not distributed to you; or

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, common shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, common shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In either case, the depositary must notify you at least 45 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

•      advise you that the deposit agreement is terminated,

•      collect distributions on the deposited securities

•      sell rights and other property, and

•      deliver common shares and other deposited securities upon cancellation of ADSs.

One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•   are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•   are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•   are not liable if either of us exercises discretion permitted under the deposit agreement;

•    have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person;

•    are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•     may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of common shares or other property, the depositary may require:

•      payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•      satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•      compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Common Shares Underlying your ADSs

You have the right to surrender your ADRs and withdraw the underlying common shares at any time except:

•    when temporary delays arise because: the depositary has closed its transfer books or we have closed our transfer books; the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or we are paying a dividend on our common shares;

•    when you owe money to pay fees, taxes and similar charges; or

•    when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Disclosure of interests and limitations on ownership

The depositary will use reasonable efforts, with respect to the ADRs, to follow our instructions regarding enforcement of provisions in our by-laws or Argentinean law that require disclosure of beneficial or other ownership of our common shares or limit ownership of those securities and may provide for blocking transfer and voting or other rights to enforce those disclosure requirements or ownership limitations. You must comply with all such disclosure requirements and ownership limitations and cooperate with the depositary’s compliance with our instructions and agree to applicable limitations on ownership or blocking of rights.

Books of Depositary

The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADSs. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the deposit agreement.

The depositary will maintain in New York facilities for the delivery and surrender of ADSs. The ADS register may be closed from time to time when deemed expedient by the depositary or requested by us.

Pre-Release Transactions

The depositary may, unless requested by us to cease doing so, issue ADSs before deposit of underlying shares. These transactions are commonly referred to as “pre-release transactions.” Each pre-release transaction will be subject to a written agreement between the recipient of pre-released ADSs and the depositary providing that such recipient represents that (a) it owns the shares that are to be delivered by the recipient under such pre-release transaction, (b) it assigns all beneficial right, title and interest in the shares to the depositary, and (c) it will not take any action with respect to such shares that is inconsistent with the transfer of beneficial ownership. In addition, each pre-release transaction will (i) at all times be fully collateralized with cash or U.S. government securities, (ii) be terminable by the depositary on not more than five business days’ notice and (iii) be subject to such further indemnities and credit regulations as the depositary deems appropriate.

The aggregate number of ADSs involved in pre-release transactions at any one time shall not normally be more than 30% of all shares deposited under the deposit agreement, provided that the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Available Information

The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADS holders at the offices of the depositary.

Governing Law

The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

TAXATION

The following summary of certain Argentine federal and U.S. federal income tax considerations contains a description of the principal Argentine federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Argentina, or U.S. federal taxes other than income taxes.

This summary is based on the tax laws of Argentina and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Argentina and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of securities should consult their own tax advisors as to the Argentina, United States or other tax consequences of the purchase, ownership and disposition of the securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Material Argentine Tax Considerations

The following summary of certain Argentine tax matters is based upon the tax laws of Argentina and regulations thereunder as of the date of this prospectus, and is subject to any subsequent change in Argentine laws and regulations which may come into effect after such date. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this prospectus will agree with this interpretation. Holders should carefully read “Risk Factors—Risks Related to Our Shares and ADSs—Changes in Argentine tax laws may adversely affect the tax treatment of our common shares or ADSs” in this prospectus and consult their tax advisors regarding the tax treatment of the common shares and ADSs.

Taxation on dividends

According to Law No. 26,893, dividends distributed, whether in cash, property or any other kind – except in fully paid shares (acciones liberadas) – are subject to an income tax withholding, or the Dividend Tax, at a 10% rate on the amount of such dividends, in respect of both Argentine and non-Argentine resident shareholders. However, if dividends are distributed to Argentine companies, no Dividend Tax should apply.

Dividends paid in excess of the Taxable Accumulated Income, as defined below, at the previous fiscal period will be also subject to an additional withholding tax, or the Equalization Tax, at the rate of 35% applicable on such excess and regarding both Argentine and non-Argentine resident shareholders. Equalization Tax is applicable when dividends distributed are greater than the income determined according to the application of the Argentine income tax law, accumulated at the fiscal year immediately preceding the year on which the distribution is made, referred to as Taxable Accumulated Income.

The Dividend Tax and the Equalization Tax will be imposed as a withholding tax on the shareholder receiving the dividend. In case both the Dividend Tax and the Equalization Tax apply, the latter should be applied first and then the 10% rate of the Dividend Tax should be applied on the remaining amount of dividends (i.e., on the existing amount of dividends after the Equalization Tax has been deducted from the gross dividend amount).

Following the amendments made by Law 26,893 and its implementing Decree 2334/13, the tax treatment applicable to dividends obtained by Argentine and non-Argentine beneficiaries as a result of the holding of ADSs is open to interpretation. Therefore, holders are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from any profit distributions we may make not only on the common shares but also on the ADSs.

Capital gains

The results derived from the transfer of shares, quotas and other equity interests, titles, bonds and other securities of Argentine companies are subject to Argentine income tax, regardless of the type of beneficiary who obtains the income. Capital gains obtained by Argentine corporate entities (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of shares are subject to income tax at the rate of 35% on net income.

Due to the recent amendments made to the Argentine income tax law, income derived by Argentine resident individuals from the sale of shares and other securities is subject to income tax at a 15% rate on net income, unless such securities were traded in stock markets and/or have public offering authorization, in which case an exemption applies. The implementing Decree 2334/2013 introduced a provision stating that the exemption includes income derived from the sale of shares and other securities made through a stock exchange market duly authorized by the CNV.

It is not clear whether the term “includes” (as used in the implementing Decree 2334/2013) means that the exemption only refers to sales of securities made through a stock exchange market duly authorized by the CNV or whether the implementing Decree 2334/2013 intended to clarify that such sales were just one of the possibilities that may be covered by the exemption (in addition to publicly offering authorized securities, as provided in the Argentine Income Tax Law). Certain qualified tax authorities have publicly opined that the exemption exclusively refers to sales of securities made through a stock exchange market duly authorized by the CNV.

Capital gains obtained by non-Argentine resident individuals or non-Argentine entities from the sale, exchange or other disposition of shares would be subject to income tax, as the abovementioned exemption for shares is not applicable to non-Argentine beneficiaries. Therefore, the gain derived from the disposition of shares by non-Argentine residents or non-Argentine individuals is subject to Argentine income tax at a rate of 15% either (1) on the net amount resulting from the deduction of the gross profit paid or credited, the expenses incurred in Argentina necessary for its obtaining, maintenance and conservation, as well as the deductions admitted by the Argentine income tax law or (2) on the net presumed income provided by the Income Tax Law for this type of transaction (i.e. 90%), which results in an effective rate of 13.5% of the sales price. There is currently no regulation under Argentine law with respect to how this election is made. When both the seller and the buyer are non-residents, the person liable to pay the tax shall be the buyer of the shares, quotas, equity interests and other securities transferred. However, as of the date of this prospectus, no regulations have been issued stipulating the withholding and payment mechanism that the non-resident buyer should follow.

Following the amendments made by Law No. 26,893, and its implementing Decree 2334/13, the tax treatment applicable to income obtained by non-Argentine resident beneficiaries from the sale of ADSs is open to interpretation. Additionally, should sale of ADSs take place between non-Argentine parties and such sale were deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued yet regarding the mechanism through which payment would be effectuated to satisfy such obligation. Conversely, if the sale of ADSs were deemed to give rise to foreign source income, no income tax would apply. Therefore, holders of the common shares or ADS are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from holding and disposing of not only the common shares but also the ADSs.

Personal assets tax

Argentine entities, such as us, have to pay the personal assets tax corresponding to Argentine and foreign domiciled individuals and foreign domiciled entities for the holding of our shares. The applicable tax rate is 0.5% and is levied on the proportional net worth value (valor patrimonial proporcional), or the book value, of the shares arising from the last balance sheet of the Argentine entity calculated under Argentine GAAP. Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Value added tax

The sale, exchange or other disposition of our shares and ADSs, and the distribution of dividends in connection therewith are exempted from the value added tax.

Tax on debits and credits on Argentine bank accounts

Credits to and debits from bank accounts held at Argentine financial institutions, as well as certain cash payments, are subject to this tax, which is assessed at a general rate of 0.6%. There are also increased rates of 1.2% and reduced rates of 0.075%. Owners of bank accounts subject to the general 0.6% rate may consider 34% of the tax paid upon credits to such bank accounts as a tax credit while taxpayers subject to the 1.2% rate may consider 17% of all tax paid upon credits to such bank accounts as a credit. Such amounts can be utilized as a credit for income tax or tax on presumed minimum income. Whenever financial institutions governed by Law No. 21,526 make payments acting in their own name and on their own behalf, the application of this tax is restricted only to certain specific transactions. Such specific transactions include, among others, dividends or profits distributions.

Tax on minimum presumed income

Entities domiciled in Argentina are subject to this tax at the rate of 1% applicable over the total value of their taxable assets, to the extent it exceeds in the aggregate an amount of AR$200,000. Specifically, the law establishes that banks, other financial institutions and insurance companies will consider a taxable base equal to 20% of the value of taxable assets. This tax shall be payable only to the extent the income tax determined for any fiscal year does not equal or exceed the amount owed under the tax on minimum presumed income. In such case, only the difference between the tax on minimum presumed income determined for such fiscal year and the income tax determined for that fiscal year shall be paid. Any tax on minimum presumed income paid will be applied as a credit toward income tax owed in the immediately following 10 fiscal years. Please note that shares and other equity participations in entities subject to tax on minimum presumed income are exempt from this tax.

Turnover tax

In addition, gross turnover tax could be applicable to Argentine residents on the transfer of shares and on the perception of dividends to the extent such activity is conducted on a regular basis within an Argentine province or within the City of Buenos Aires. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the perception of dividends are exempt from gross turnover tax. Holders of the common shares or ADSs are encouraged to consult a tax advisor as to the particular Argentine gross turnover tax consequences derived from holding and disposing of the common shares or ADSs.

Stamp taxes

Stamp tax is a local tax that is levied based on the formal execution of public or private instruments. Documents subject to stamp tax include, among others, all types of contracts, notarial deeds and promissory notes. Each province and the City of Buenos Aires have its own stamp tax legislation. Stamp tax rates vary according to the jurisdiction and type of agreement involved. In certain jurisdictions, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

Other taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our shares. The provinces of Buenos Aires and Entre Ríos establish a tax on free transmission of assets, including inheritance, legacies, donations, etc. Free transmission of our shares could be subject to this tax. In the case of litigation regarding the shares before a court of the City of Buenos Aires, a 3% court fee would be charged, calculated on the basis of the claim.

Tax treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, although there is currently no tax treaty or convention in effect between Argentina and the United States.

U.S. Federal Income Tax Considerations

This summary describes certain U.S. federal income tax consequences for a U.S. holder (as defined below) of acquiring, owning, and disposing of ADSs or common shares. This summary applies to a holder only if such holder holds the ADSs or common shares as capital assets for tax purposes. This summary does not address the Medicare tax on net investment income and does not apply to investors that are members of a class of holders subject to special rules, such as:

•               a dealer in securities or currencies;

•               a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•               a bank;

•               a life insurance company;

•               a tax-exempt organization;

•               a person that holds ADSs or common shares that are a hedge or that are hedged against interest rate or currency risks;

•               a person that holds ADSs or common shares as part of a straddle or conversion transaction for tax purposes;

•               a person who is liable for the alternative minimum tax;

•               a person whose functional currency for U.S. tax purposes is not the U.S. dollar; or

•               a person that owns or is deemed to own 10% or more of our voting stock.

This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. In addition, this summary assumes the deposit agreement, and all other related agreements, will be performed in accordance with their terms. Investors should consult their own tax advisors concerning the consequences of purchasing, owning, and disposing of ADSs or common shares in their particular circumstances, including the possible application of state, local, non-U.S. or other tax laws. For purposes of this summary, an investor is a “U.S. holder” if such investor is a beneficial owner of an ADS or common share and is:

•               an individual citizen or resident of the United States;

•               a U.S. domestic corporation; or

•               otherwise subject to U.S. federal income tax on a net income basis with respect to income from the ADS or common share.

If a partnership holds our ADSs or common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. An investor who is a partner of a partnership holding our ADSs or common shares should consult its own tax advisor.

In general, if an investor is the beneficial owner of ADSs, such investor will be treated as the beneficial owner of the common stock represented by those ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if such investor exchanges an ADS for the common stock represented by that ADS.

Dividends

The gross amount of distributions that investors receive (prior to deduction of Argentine taxes) generally will be subject to U.S. federal income taxation as foreign source dividend income, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend. Dividends paid in pesos will be included in an investor’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of the depositary’s receipt of the dividend (in the case of ADSs) or on your receipt of the dividend (in the case of common shares), regardless of whether the payment is in fact converted into U.S. dollars. A U.S. holder will have a tax basis in such pesos for U.S. federal income tax purposes equal to the U.S. dollar value on the date of such receipt. Any subsequent gain or loss in respect of such pesos arising from exchange rate fluctuations will be ordinary income or loss and will be treated as income from U.S. sources for foreign tax credit purposes. If such a dividend is converted into U.S. dollars on the date of receipt, investors generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. Any dividends that we pay will not be eligible for the dividends received deduction allowed to corporations for U.S. federal income tax purposes. Subject to certain exceptions for short-term (60 days or less) and hedged positions, the U.S. dollar amount of dividends received by an individual or other non-corporate U.S. holder in respect of ADSs or common shares generally will be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (1) the ADSs are readily tradable on an established securities market in the United States and (2) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”). The ADSs are listed on the NYSE and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our consolidated financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2014 taxable year. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2015 taxable year or the reasonably foreseeable future, although there can be no assurance in this regard.

Based on existing guidance, it is not entirely clear whether dividends received with respect to the common shares will be treated as qualified dividends, because the common shares are not themselves listed on a U.S. exchange. U.S. holders of ADSs and common shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Distributions of additional shares in respect of ADSs or common shares that are made as part of a pro-rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale or other disposition

Upon a sale or other disposition of ADSs or common shares, an investor will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and such investor’s tax basis, determined in U.S. dollars, in the ADSs or common shares. Generally, such gain or loss realized on the sale or other disposition of ADSs or common shares will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if the ADSs or common shares were held for more than one year. The ability to offset capital losses against ordinary income is limited. Long-term capital gain recognized by an individual or other non-corporate U.S. holder generally is subject to taxation at a reduced rate.

Foreign tax credit considerations

Investors should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits. If no such rules apply, investors may claim a credit against their U.S. federal income tax liability for Argentine taxes withheld from cash dividends on the ADSs or common shares, so long as they have owned the ADSs or common shares (and not entered into specified kinds of hedging transactions) for at least 16 days during the 31-day period beginning on the date which is 15 days before the ex-dividend date. For purposes of the foreign tax credit, dividends paid on the ADSs or common shares generally will be treated as “passive category income.” Because any gain realized on the sale or other disposition of ADSs or common shares will be treated as U.S. source (as discussed above), an investor generally would not be able to use the foreign tax credit arising from any Argentine tax imposed on such disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. In addition, the Argentine personal assets tax (as described in “—Material Argentine Tax Considerations”) generally will not be treated as an income tax for U.S. federal income tax purposes. Accordingly, a U.S. holder generally would be unable to claim a foreign tax credit for any Argentine personal assets tax withheld. A U.S. holder may be able to deduct the Argentine taxes discussed in this paragraph in computing its U.S. federal income tax liability, subject to applicable limitations. The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involve the application of complex rules that depend on a U.S. holder’s particular circumstances. Investors should consult their own tax advisors regarding the creditability or deductibility of such taxes.

U.S. information reporting and backup withholding rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting unless the holder is an exempt recipient and may also be subject to backup withholding unless the holder (1) provides its taxpayer identification number and certifies that it is not subject to backup withholding or (2) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

HOLDERS OF ADSs OR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE ARGENTINE, U.S. OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs AND COMMON SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAX LAWS.

SELLING SHAREHOLDERS

Any selling shareholder may from time to time offer our shares of common stock, including shares represented by ADSs, for resale. We are registering these shares in order to permit the selling shareholders to publicly offer these shares for resale from time to time. Any of the selling shareholders may sell all, some or none of the shares or ADSs covered by this prospectus.

Information regarding any selling shareholder, the number of the shares being offered by the selling shareholder, and the change of its ownership percentage resulting from sale of such offered shares will be provided in the applicable prospectus supplement relating to that offer.

PLAN OF DISTRIBUTION

We may sell the shares, including shares represented by ADSs, from time to time, and any selling shareholder may sell shares, including shares represented by ADSs, through agents, underwriters or dealers, or directly to one or more purchasers.

The prospectus supplement relating to any offering of the securities will identify or describe:

•         any underwriter, dealers or agents;

•         their compensation;

•         our net proceeds from the offering;

•         the purchase price of the securities;

•         over-allotment;

•         lock-up agreements;

•         stabilization agreements;

•         jurisdictions where securities are offered;

•         the initial public offering price of the securities; and

•         any exchange on which the securities will be listed.

We or any selling shareholder may designate agents who agree to use their reasonable efforts to solicit purchase of securities during the term of their appointment to sell securities on a continuing basis.

If we or any selling shareholder use underwriters for the sale of securities, they will acquire securities for their own account.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless we state otherwise in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of those securities.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we or any selling shareholder use dealers in the sale, unless we indicate otherwise in the applicable prospectus supplement, we or any selling shareholder will sell securities to the dealers as principals.  The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

We or any selling shareholder may also sell securities directly without using agents, underwriters or dealers.

Underwriters, dealers and agents that participate in the distribution of the securities may be “underwriters” as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of securities may be treated as underwriting discounts and commissions under the Securities Act of 1933.  Agreements that we or any selling shareholder will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities, including liabilities under the Securities Act of 1933.  The agreement may also entitle them to contribution for payments which they may be required to make as a result of these liabilities.  Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In the event that we do not list securities of any type or series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice.  Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of  internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended  December 31, 2014 have been incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm  given on the authority of said firm as experts in accounting and auditing.

With respect to the unaudited financial information of Pampa Energía S.A. for the nine-month periods ended September 30, 2015 and 2014, incorporated by reference in this Prospectus, Price Waterhouse & Co. S.R.L. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 23, 2015 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse & Co. S.R.L. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information  because that report is not a “report” or a “part” of the registration statement prepared or certified by Price Waterhouse & Co. S.R.L. within the meaning of Sections 7 and 11 of the Act.

VALIDITY OF SECURITIES

The validity of the ADSs will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The validity of the common shares underlying such ADSs will be passed upon for us by Salaverri, Dellatorre, Burgio & Wetzler Malbrán, our Argentine counsel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Argentina. Substantially all of our and our subsidiaries’ assets are located outside the United States. All of our directors and all our officers and certain advisors named in this prospectus reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Our Argentine counsel, Salaverri, Dellatorre, Burgio & Wetzler Malbrán, has advised us that it may be difficult for an investor to bring in an Argentine court an original action predicated solely upon the civil liability provisions of U.S. federal securities laws against us, our directors and/or our officers. There is doubt as to whether Argentine courts would permit such actions or enforce any civil liabilities thereon.

If enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be subject to the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code. Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (3) the judgment does not violate the principles of public policy of Argentine law, and (4) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language.

The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim. Such tax rate varies from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898). Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff).

Subject to compliance with Article 517 of the Argentine Federal Civil and Commercial Procedure Code described above, a judgment against us or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

We have been further advised by our Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours, our directors, our executive officers and/or the advisors named in this prospectus, respectively, may be limited by provisions in Argentine law.

A plaintiff (whether Argentine or non-Argentine) residing outside Argentina during the course of litigation in Argentina may be required to provide a bond to guarantee court costs and legal fees incurred under such litigation, if the plaintiff owns no real property in Argentina that could secure such payment. The aforementioned bond should have a value at least sufficient to pay for court fees and defendant’s attorney fees in the corresponding litigation, as determined by the Argentine judge. This requirement does not apply to the enforcement of foreign judgments. See “Risk Factors—Risks Related to Our Shares and ADSs—We are organized under the laws of Argentina and holders of our ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, which we have filed with the SEC on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.  You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 11 Wall Street, New York, New York 10005. We maintain an Internet site at www.pampaenergia.com. Information contained on our site is not part of this prospectus or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events. We are also subject to the informational requirements of the MERVAL and the CNV. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the MERVAL and the CNV. Our public filings with the CNV are electronically available from the CNV’s Internet site at www.cnv.gob.ar. Information contained on this website is not part this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•         our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on May 12, 2015 (SEC File No. 001-34429);

•         our current report on Form 6-K furnished with the SEC on November 19, 2015 containing our interim financial statements as of, and for the three and nine months ended September 30, 2015;

•         our current report on Form 6-K furnished with SEC on November 23, 2015 containing our amended and restated bylaws;

•         any future annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•         any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Ortiz de Ocampo 3302, Building #4, City of Buenos Aires, Argentina (C1425DSR), Attention: Gerardo Paz, telephone + 54 11 4809 9500.

86,956,525 Common Shares

PAMPA ENERGÍA S.A.

Common Shares in the form of American Depositary Shares

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

November 24, 2015